CALCULATION OF REGISTRATION FEE

	Amount to be
	Registered/ Proposed
	Maximum Aggregate
	Offering Price Per
	Security/Proposed
Title of Each Class of Securities	Maximum Aggregate	Amount of Registration
to be Registered	Offering Price	Fee (1)
Common Shares, par value $0.01 per share	$350,000,000	$24,955.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT (To Prospectus dated September 3, 2010)
Filed Pursuant to 424(b)(2)
Registration No. 333-169235
$350,000,000
Common Shares
     We have entered into a sales agreement, dated September 7, 2010, with Deutsche Bank Securities Inc., or Deutsche Bank Securities, for the offer and sale of up to $350 million of our common shares.
     In accordance with the terms of the sales agreement, we may offer and sell our common shares at any time and from time to time through Deutsche Bank Securities as our sales agent. Sales of the common shares, if any, will be made by means of ordinary brokers’ transactions on The Nasdaq Global Select Market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
     Our common shares are listed on The Nasdaq Global Select Market under the symbol “DRYS.” The last reported sale price of our common shares on The Nasdaq Global Select Market on September 3, 2010 was $4.42 per share.
     Investing in our common shares involves a high degree of risk. See the risk factors beginning on page S-10 of this prospectus supplement and the risk factors beginning on page 8 of the accompanying prospectus dated September 3, 2010, to read about the risks you should consider before purchasing our common shares.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     Deutsche Bank Securities will receive from us a commission equal to 2% of the gross sales price per share for any common shares sold through it as our sales agent under the sales agreement. Subject to the terms and conditions of the sales agreement, Deutsche Bank Securities will use its commercially reasonable efforts to sell on our behalf any common shares to be offered by us under the sales agreement.
Deutsche Bank Securities
The date of this prospectus supplement is September 7, 2010

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
     If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” in the accompanying prospectus before investing in our common shares.
     We are not making an offer of our common shares covered by this prospectus supplement in any jurisdiction where the offer is not permitted.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
     This document, and the documents incorporated herein by reference, include assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” and “expect” reflect forward-looking statements.
     Please note in this document, “we,” “us,” “our,” and “the Company,” all refer to DryShips Inc. and its subsidiaries.
     All statements in this document, and the documents incorporated herein by reference, that are not statements of historical fact or present facts or conditons are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:
•	future operating or financial results;

•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

•	our ability to enter into new contracts for our drilling rigs and drillships and future utilization rates and contract rates for drilling rigs and drillships;

•	future capital expenditures and investments in the construction, acquisition and refurbishment of drilling rigs and drillships (including the amount and nature thereof and the timing of completion thereof);

•	statements about drybulk shipping market trends, including charter rates and factors affecting supply and demand;

•	our ability to obtain additional debt and equity financing to fund our scheduled capital expenditures or debt service requirements;

•	expectations regarding the availability of vessel acquisitions; and

•	anticipated developments with respect to pending litigation.
     The forward-looking statements in this document, and the documents incorporated herein by reference, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections described in the forward looking statements contained in this document.
     Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter rates and drilling rig, drillship and drybulk carrier vessel values, failure of a seller to deliver one or more vessels, failure of a buyer to accept delivery of a vessel, inability to procure financing or employment for our newbuilding drillships, default by one or more charterers of our ships, changes in demand for drybulk commodities or oil, changes in demand that may affect attitudes of time charterers, scheduled and unscheduled drydocking, changes in our voyage and operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, international hostilities and political events or acts by terrorists.

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus supplement or that is contained in the documents that we incorporate by reference into this prospectus supplement.
Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us,” and the “Company” refer to DryShips Inc. and all of its subsidiaries.
     We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
Our Company
     We are a Marshall Islands corporation with our principal executive offices in Athens, Greece. We were incorporated in September 2004. As of September 1, 2010, we owned, through our subsidiaries, a fleet of 38 drybulk carriers comprised of seven Capesize, 29 Panamax and two Supramax vessels, which have a combined deadweight tonnage of approximately 3.4 million dwt, and had contracts for two Panamax newbuilding drybulk carriers of 76,000 dwt each scheduled for delivery in the fourth quarter of 2011 and the first quarter of 2012, respectively. In May 2010, we agreed to acquire a Panamax vessel, the M/V Amalfi (ex Gemini S), which was delivered to us in August 2010, and agreed to sell one of our Panamax vessels, the M/V Xanadu, which we expect to deliver to the new owner within the third quarter of 2010. Our drybulk fleet principally carries a variety of drybulk commodities including major bulk items such as coal, iron ore, and grains, and minor bulk items such as bauxite, phosphate, fertilizers and steel products. The average age of the vessels in our drybulk fleet is 8.1 years. We are also an owner and operator of two ultra-deep water semi-submersible drilling rigs and have contracted for the construction of four ultra deep-water newbuilding drillships, which are further discussed below.
     Thirty-five of our vessels are currently employed under time charters, with an average remaining duration of two years, and two of our vessels are currently employed on bareboat charter, and one of our vessels is employed on the spot market pending delivery to its new owners, which is expected to occur during the third quarter of 2010.
     All of our drybulk carriers are managed by Cardiff Marine Inc., or Cardiff, under separate ship management agreements. Mr. George Economou, our Chairman and Chief Executive Officer, has been active in shipping since 1976 and formed Cardiff in 1991. We are affiliated with Cardiff, a Liberian corporation with offices in Greece, which is responsible for all technical and commercial management functions of our drybulk fleet. We believe that Cardiff has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety. Seventy percent of the issued and outstanding capital stock of Cardiff is owned by a foundation which is controlled by Mr. Economou. The remaining 30% of the issued and outstanding capital stock of Cardiff is owned by a company controlled by Mr. Economou’s sister, who is also a member of our board of directors.
     Cardiff provides comprehensive ship management services including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training as well as supply provisioning. Cardiff’s commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance. Cardiff completed early implementation of the International Maritime Organization’s, or IMO, International Management Code for the Safe Operation of Ships and

Pollution Prevention, or ISM Code, in 1996. Cardiff has obtained documents of compliance for its office and safety management certificates for its vessels as required by the ISM Code and has been ISO 14001 certified since 2003, in recognition of its commitment to overall quality.
     In addition, through our acquisition of Ocean Rig ASA, or Ocean Rig, a Norwegian offshore drilling services company whose shares were listed on the Oslo Stock Exchange and its successor (together the “Ocean Rig Group”), we own and operate two ultra-deep water, harsh environment, semi-submersible drilling rigs, the Leiv Eiriksson and the Eirik Raude. In April 2008, we, through our subsidiary, DrillShips Investment Inc., or DrillShips Investment, exercised an option to acquire two newbuilding advanced capability drillships for use in ultra-deep water locations, identified as Hull 1865 and Hull 1866, for an expected cost of approximately $800 million per drillship. We expect to take delivery of Hulls 1865 and 1866 in July 2011 and September 2011, respectively. Our subsidiary, Ocean Rig UDW Inc., or Ocean Rig UDW, completed a share purchase agreement with certain parties, including entities affiliated with our Chief Executive Officer, to acquire Drillships Holdings, Inc., or Drillships Holdings, which has contracts for the construction of two newbuilding ultra-deep water drillships, identified as Hulls 1837 and 1838, to be delivered in December 2010 and March 2011, respectively. We currently do not have employment arranged for any of these four newbuilding drillships. During the six-month period ended June 30, 2010, the Company made payments amounting to $444.4 million towards the construction of Hulls 1865, 1866, 1837 and 1838, which were financed by cash on hand.
     We are considering selling a minority voting and economic interest in Ocean Rig UDW, in a public offering sometime in 2011. Alternatively, we may distribute, or spin-off, a minority voting and economic interest in Ocean Rig UDW to holders of our voting stock (including holders of our preferred shares) or complete some combination of a public offering and distribution to holders of our voting stock. There can be no assurance, however, that we will complete any such transaction, which, among other things, will be subject to market conditions. Ocean Rig UDW comprises our entire offshore drilling segment, which represents approximately 58.7% of our total assets as of June 30, 2010 and 45.8% of our total revenues for the year ended December 31, 2009 and 45.2% of our total revenues for the six months ended June 30, 2010.
     In October 2009, the Leiv Eiriksson, one of our two drilling rigs, commenced a three-year contract with Petróleo Brasileiro S.A. for exploration drilling in the Black Sea at a maximum day-rate of $583,000 including an 8% bonus and, assuming 100% utilization, expiring in October 2012, which we refer to as the Petróleo Brasileiro contract.
     In October 2008, our other drilling rig, the Eirik Raude, commenced a three-year term contract with Tullow Oil PLC, or Tullow Oil, for development drilling in offshore Ghana at an average day-rate of $639,000, based upon 100% utilization, expiring in October 2011, which we refer to as the Tullow Oil contract.
     Our subsidiary, Ocean Rig AS, manages the Eirik Raude and the Leiv Eiriksson. The supervision of the construction of the two newbuilding drillships identified as Hulls 1865 and 1866 is performed by our subsidiary, Ocean Rig AS, pursuant to two separate management agreements. On August 1, 2008, the owning companies of the two newbuilding drillships identified as Hulls 1837 and 1838 (which we acquired on May 15, 2009 from clients of Cardiff, including entities affiliated with our Chairman and Chief Executive Officer), each entered into a separate management agreement with Ocean Rig AS for the supervision of the construction of these drillships on the same terms as the agreements by and between the owning companies of drillship Hulls 1865 and 1866 and Ocean Rig AS.

Our Fleet
     As of September 1, 2010, our fleet was comprised of the following vessels:

					Gross
	Year			Current	Rate	Redelivery	Redelivery
	Built	DWT	Type	Employment	per Day	Earliest	Latest
Capesize (7):
Mystic	2008	170,040	Capesize	T/C	$52,310	Aug-2018	Dec-2018
Manasota	2004	171,061	Capesize	T/C	$67,000	Feb-2013	Apr-2013
Flecha	2004	170,012	Capesize	T/C	$55,000	Jul-2018	Nov-2018
Capri	2001	172,579	Capesize	T/C	$61,000	Apr-2018	Jun-2018
Alameda	2001	170,662	Capesize	T/C	$21,000	Feb-2011	May-2011
Samsara	1996	150,393	Capesize	T/C	$57,000	Dec-2011	Apr-2012
Brisbane	1995	151,066	Capesize	T/C	$25,000	Dec-2011	Apr-2012
	8.7 years	1,155,813

Panamax (29):
Oliva	2009	75,208	Panamax	T/C	$17,850	Oct-2011	Dec-2011
Rapallo	2009	75,123	Panamax	T/C	$15,400	Aug-2011	Oct-2011
Amalfi (ex Gemini S)*	2009	75,000	Panamax	T/C commencing Sept 2010	$39,750	Jul-2013	Sep-2013

Catalina	2005	74,432	Panamax	T/C	$40,000	Jun-2013	Aug-2013
Majorca	2005	74,747	Panamax	T/C	$43,750	Jun-2012	Aug-2012
Sorrento	2004	76,633	Panamax	T/C	$17,300	Sep-2011	Dec-2011
Avoca	2004	76,629	Panamax	T/C	$45,500	Sep-2013	Dec-2013
Ligari	2004	75,583	Panamax	T/C	$55,500	Jun-2012	Aug-2012
Saldanha	2004	75,707	Panamax	T/C	$52,500	Jun-2012	Sep-2012
Padre	2004	73,601	Panamax	T/C	$46,500	Sept-2012	Dec-2012
Mendocino	2002	76,623	Panamax	T/C	$56,500	Jun-2012	Sep-2012
Bargara	2002	74,832	Panamax	T/C	$43,750	May-2012	Jul-2012
Oregon	2002	74,204	Panamax	T/C	$16,350	Aug-2011	Oct-2011
Maganari	2001	75,941	Panamax	T/C	$14,500	Jul-2011	Sep-2011
Capitola	2001	74,816	Panamax	T/C	$39,500	Jun-2013	Aug-2013
Samatan	2001	74,823	Panamax	T/C	$39,500	May-2013	Jul-2013
Sonoma	2001	74,786	Panamax	T/C	$19,300	Sept-2011	Nov-2011
Ecola	2001	73,925	Panamax	T/C	$43,500	Jun-2012	Aug-2012
Levanto	2001	73,931	Panamax	T/C	$16,800	Sep-2011	Nov-2011
Coronado	2000	75,706	Panamax	T/C	$18,250	Sep-2011	Nov-2011
Conquistador	2000	75,607	Panamax	T/C	$17,750	Aug-2011	Nov-2011
Redondo	2000	74,716	Panamax	T/C	$34,500	Apr-2013	Jun-2013
Positano	2000	73,288	Panamax	T/C	$42,500	Sept-2013	Dec-2013
Marbella	2000	72,561	Panamax	T/C	$14,750	Aug-2011	Nov-2011
Ocean Crystal	1999	73,688	Panamax	T/C	$15,000	Aug-2011	Nov-2011
Xanadu**	1999	72,270	Panamax	Spot	—	—	—
Primera***	1998	72,495	Panamax	T/C	$18,250	Dec-2010	Dec-2010
La Jolla	1997	72,126	Panamax	T/C	$14,750	Aug-2011	Nov-2011
Toro	1995	73,035	Panamax	T/C	$16,750	May-2011	Jul-2011

	8.0 years	2,162,036

					Gross
	Year			Current	Rate	Redelivery	Redelivery
	Built	DWT	Type	Employment	per Day	Earliest	Latest
Supramax (2):
Paros 1 ex Clipper Gemini****	2003	51,201	Supramax	BB	$27,135	Oct-2011	May-2012
Pachino ex VOC Galaxy****	2002	51,201	Supramax	BB	$20,250	Sept-2010	Feb-2011
	7.5 years	102,402
Totals (38)	8.1 years	3,420,251

Newbuildings:
Panamax 1	2011	76,000	Panamax
Panamax 2	2012	76,000	Panamax

Rigs*****:
Leiv Eiriksson	2001	Fifth-generation drilling unit		semi-submersible	Contract with Petroleo Brasiliero S.A. for a three-year term ending Q4 2012 at a maximum day-rate of $583,000, including an 8% bonus.
Eirik Raude	2002	Fifth-generation drilling unit		semi-submersible	Contract with Tullow Oil PLC for a three-year term ending Q4 2011 at an average day-rate of $639,000.

N/B Drillships******:
N/B-Hull No: 1837	Q4 2010		UDW Drillship
N/B-Hull No: 1838	Q1 2011		UDW Drillship
N/B-Hull No: 1865	Q3 2011		UDW Drillship
N/B-Hull No: 1866	Q3 2011		UDW Drillship

*	The time charter for the M/V Xanadu is expected to be transferred to the M/V Amalfi.

**	In May 2010, we entered into a memorandum of agreement to sell this vessel to an unrelated third party for a sale price of $33.7 million. The vessel was redelivered by the charterer in July 2010 following which the vessel has been trading in the spot market. We expect to deliver the vessel to its new owner in the third quarter of 2010.

***	Based on a synthetic time charter.

****	The MV Paros I and MV Pachino are employed under a bareboat charter.

*****	Fifth-generation drilling units have the capability to drill wells in 7,500 feet of water to a total depth of 35,000 feet.

******	UDW Drillships have the capability to drill wells in 10,000 feet of water to a total depth of 35,000 feet.
Recent Developments
Vessel Acquisition and Sales
     On May 3, 2010, the Company entered into a memorandum of agreement for the purchase of the Panamax vessel M/V Amalfi (ex Gemini S) for $43 million. The Company took delivery of the vessel in August 2010 and the vessel is expected to commence time charter employment in September 2010 at a gross daily rate of $39,750 per day.

     On May 7, 2010, the Company entered into a memorandum of agreement for the sale of the M/V Xanadu for $33.7 million. The vessel is expected to be delivered to the new owner in the third quarter of 2010. The Company expects to realize a book gain of approximately $2 million from the sale of the vessel.
Legal Proceedings
     On May 3, 2010, the M/V Capitola was detained by the United States Coast Guard at the Port of Baltimore, Maryland. The alleged deficiencies involved in the detention related to a suspected by-pass of the vessel’s oily water separating equipment and related vessel records. The relevant vessel owning subsidiary of the Company and Cardiff posted security in the amount of $1.5 million for release of the vessel from detention. The matter is currently under investigation by the United States Coast Guard and the United States Department of Justice. The Company is cooperating with this investigation, and is unable to predict its outcome.
Appointment of Interim Chief Executive Officer of Ocean Rig UDW
     In July 2010, Mr. George Economou, Chairman of the Board and Chief Executive Officer, was appointed as interim Chief Executive Officer for the Company’s wholly-owned subsidiary Ocean Rig UDW following the resignation of Mr. David Mullen, Chief Executive Officer of the Ocean Rig Group of companies, effective August 7, 2010. The Company commenced a search for a permanent replacement, which is in progress.
Management and Consultancy Agreements
     Effective September 1, 2010, we entered into new management agreements with Cardiff Marine Inc., or Cardiff, which is responsible for all technical and commercial management functions of our drybulk fleet. Cardiff provides comprehensive ship management services including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training as well as supply provisioning. Cardiff’s commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance. Prior to September 1, 2010, the Company paid management fees to Cardiff that varied according to type of management service, including chartering, technical management, accounting and financial reporting services. Each new vessel management agreement provides for a fixed management fee of Euro 1,500 per vessel per day which is payable in equal monthly instalments in advance and is automatically adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%. If we request that Cardiff supervise the construction of a newbuilding vessel then in lieu of the fixed management fee, we will pay Cardiff an upfront fee equal to 10% of the budget for such vessel as approved by us.
     In addition, we will pay a commission to Cardiff of 1.25% of all monies earned by the vessel. Our obligation to pay such fee survives the termination of the management agreement until the termination of the charter agreement then in effect or termination of any other employment arranged prior to such termination. We will pay a vessel sale and purchase commission of 1%. The management agreements further provide that in our discretion, we may pay Cardiff an annual performance incentive fee.

     Each new vessel management agreement has a term of five years and will be automatically renewed for a five year period and thereafter extended in five year increments if notice of termination is not provided by the Company in the fourth quarter of the year immediately preceding the end of the respective term. The management agreements may be terminated as follows:
     (i) Cardiff may terminate the agreement with immediate effect by notice in writing (a) if any amounts payable by the vessel owner are not received by Cardiff within ten running days; (b) the vessel owner does not meet certain obligations related to the technical management of the vessels for any reason within its control; or (c) the vessel owner employs the vessel in a hazardous or improper manner, and the vessel owner fails to remedy such default;
     (ii) the vessel owner may terminate the agreement with immediate effect by notice in writing if Cardiff does not meet its obligations for any reason within its control under the agreement and fails to remedy such default within a reasonable time;
     (iii) the agreement shall be deemed terminated in the case of the sale of the vessel, if the vessel becomes a total loss or is declared as a constructive total loss or in the event of an order or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party; and
     (iv) upon a change of control of the vessel owners and/or the Company.
     In the event that the management agreement is terminated for any reason other than Cardiff’s default, we will be required to pay the management fee for a further period of three (3) calendar months as from the date of termination. In the event of a change of control of us, as defined in the agreements, we will be required to pay Cardiff a Termination Payment, representing an amount equal to the estimated remaining fees payable to Cardiff under the then current term of the agreement which such payment shall not be less than the fees for a period of thirty six (36) months and not more than a period of forty eight (48) months.
     The management agreements provide that Cardiff shall not be liable to us for any losses or damages arising in the course of its performance under the agreement unless such loss or damage is proved to have resulted from the negligence, gross negligence or willful default by Cardiff, its employees or agents and in such case Cardiff’s liability per incident or series of incidents is limited to a total of ten times the annual management fee payable under the relevant agreement. The management agreements further provide that Cardiff shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except to the extent that they are shown to have resulted from a failure by Cardiff to perform its obligations with respect to management of the crew. Except to the extent of the liability cap described above, we have agreed to indemnify Cardiff and its employees and agents against any losses incurred in the course of the performance of the agreement. Under the new management agreements, Cardiff has the right to sub-contract any of its obligations thereunder, including those relating to management of the crew. In the event of such a sub-contract, Cardiff shall remain fully liable for the due performance of its obligations under the management agreements.
     In addition, we entered into a Consultancy Agreement with Vivid Finance Limited, or Vivid Finance, a corporation organized under the laws of Cyprus which is controlled by our Chairman and Chief Executive Officer, dated September 1, 2010, pursuant to which Vivid Finance provides us with financing-related services such as negotiating and arranging new loan and credit facilities, interest rate swap agreements, foreign currency contracts and forward exchange contracts, renegotiating existing loan facilities and bonds, as well as services related to raising equity or debt in the capital markets, in exchange for a fee equal to 0.20% of the total transaction amount. These services were previously provided by Cardiff for the same fee, except that the previous management agreements with Cardiff did not provide for fees related to the raising of equity or debt in the capital markets. This fee will be payable in connection with the offerings contemplated by this prospectus supplement. The Consultancy Agreement has a term of five years and may be terminated (i) at the end of its term unless extended by mutual agreement of the parties; (ii) at any time by the mutual agreement of the parties; and (iii) by the Company after providing written notice to Vivid Finance at least 30 days prior to the actual termination date.
     Our existing agreements with Cardiff pursuant to which Cardiff provides supervisory services in connection with the construction of newbuilding drillships Hulls 1837 and 1838 remain in effect.

Loan Agreement Covenants
     On August 25, 2010, we entered into a second supplemental agreement for our $90 million loan facility dated October 5, 2007, as amended, that provides for, among other things, a waiver of certain financial covenants, including the value maintenance clause through March 31, 2012, in exchange for an increase in the applicable margin to 2.6% over LIBOR until March 31, 2012 and 1.75% over LIBOR until the maturity of the loan.
     On August 25, 2010, we entered into a second amending and restating agreement for our $130 million loan facility dated March 13, 2008, as amended, that provides for, among other things, a substitution of the vessels M/V Toro and M/V Delray for the vessel M/V Amalfi (ex. Gemini S) as collateral vessels and a waiver of certain covenants, including the value maintenance clause, through March 31, 2012, in exchange for an increase in the applicable margin to 2.6% over LIBOR until March 31, 2012 and 1.75% over LIBOR until the maturity of the loan.
     On September 3, 2010, we entered into a waiver letter for our $230.0 million credit facility dated September 10, 2007, as amended, providing for a waiver of certain covenants through December 1, 2010.
Share Pledges
     Under our secured credit facilities, the shares of the following subsidiaries have been pledged to the respective lenders: Ocean Rig 1 Shareholders Inc., Ocean Rig 2 Shareholders Inc., Ocean Rig 1 Inc., Ocean Rig 2 Inc., Primelead Limited, Ocean Rig North Sea AS, Ocean Rig 2 AS, Ocean Rig Ltd. Ocean Rig Ghana Ltd., Kithira Shareholders Inc., Skopelos Shareholders Inc., Drillship Skopelos Owners Inc., Drillship Kithira Owners Inc., Drillships Investment Inc., Drillship Hydra Owners Inc. and Drillship Paros Owners Inc.

RISK FACTORS
     We have identified a number of risk factors which you should consider before investing in our common shares. You should consider carefully the risks set forth below and in any documents we have incorporated by reference, as well as those under the heading “Risk Factors” in the accompanying prospectus dated September 3, 2010 before investing in the common shares offered hereby. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.
We have not been in compliance with financial covenants contained in our credit facilities.
     Our credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios, mainly to ensure that the market value of the mortgaged vessels or drilling units under the applicable credit facility, determined in accordance with the terms of that facility, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a value maintenance clause, and to satisfy certain other financial covenants. In general, these financial covenants require us to maintain (i) minimum liquidity; (ii) a minimum market adjusted equity ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth and (v) a minimum debt service coverage ratio.
     As a result of the recent drop in vessel values, we were in breach of covenants contained in certain of our loan agreements, for each of which we have obtained waivers expiring between September 30, 2010 and March 31, 2012. A violation of these covenants constitutes an event of default under our credit facilities, which, unless waived by our lenders, provides our lenders with the right to require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to continue to conduct our business. A total of $1.1 billion of our indebtedness as of June 30, 2010 has been reclassified as current liabilities as a result of our non-compliance with financial covenants contained in our loan agreements.
     Prevailing charter rates, which are a principal factor impacting vessel values, have been extremely volatile in recent years and are largely dependent on global economic activity, particularly in China. Charter rates and vessel values, particularly in the drybulk sector, may remain at low levels for an extended period of time, in which case it may be difficult for us to comply with the financial and other covenants in our loan agreements absent extensions of the existing waivers. There can be no assurance that our lenders will extend these waivers, if we are not in compliance with our secured loan agreements, as they expire.
     Furthermore, all of our loan agreements contain a cross-default provision that may be triggered by a default under one of our other loan agreements. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan agreements, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan agreements.
     If our indebtedness is accelerated, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens. In addition, if the fair value of our vessels, which is calculated using undiscounted cash flows, deteriorates significantly from their currently depressed levels, we may have to record a further impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

We have significant indebtedness and payment obligations relating to four drillships under construction for Ocean Rig UDW.
     Our subsidiary, Ocean Rig UDW, has contracts for construction of the four drillships, Hulls 1837, 1838, 1865 and 1866, scheduled to be delivered in December 2010, March 2011, July 2011 and September 2011, respectively. As of June 30, 2010, we owe an additional $0.8 billion in installment payments due within the next year and $0.7 billion of newbuilding installment payments due thereafter. We have entered into two separate credit facilities, each in the amount of $562.5 million, to finance the installment payments to Hulls 1865 and 1866. This indebtedness is in addition to the indebtedness we have incurred and will incur to finance our drybulk fleet and its operations, may adversely affect our ability to comply with our loan covenants and service our indebtedness and would adversely impact our profitability and cash flows. Our lenders are not required to fund certain drawdowns by us under these loan agreements, and all previous and future draw downs under the facility must be fully collateralized. We would be required to repay all outstanding amounts in the event we do not obtain employment contracts by the earlier of April 30, 2011 or the delivery of the applicable drillship for these drillships at specified minimum day rates with charterers that are satisfactory to such lenders. Under the loan agreements, the employment contract must have minimum day-rates with counterparties that are satisfactory to the lenders. These minimum day-rates are above current dayrates available in the market. If for any reason we fail to take delivery of the four newbuilding drillships, we would be prevented from realizing potential revenues from these projects and could also lose our deposit money, which as of June 30, 2010 amounted to $1.4 billion, and we may incur additional liability and costs.
No financing has been arranged for the construction of our two newbuilding drillships, Hulls 1837 and 1838.
     Ocean Rig UDW owns the equity interests of DrillShips Holdings Inc., or DrillShips Holdings, which owns contracts for the construction of two drillships, identified as Hull 1837 and Hull 1838, scheduled to be delivered in December 2010 and March 2011, respectively. As of June 30, 2010, $719.3 million was paid in yard installments for these hulls, which was financed by $230.0 million in debt and $489.3 million in equity contributions. In connection with the acquisition of these drillships, we have assumed yard obligations totalling approximately $693.5 million as of June 30, 2010. We have not yet obtained financing for the remaining yard obligations due during 2010 and 2011 for Hulls 1837 and 1838. In the current challenging financing environment, it may be difficult to obtain secured debt to finance these purchases or raise debt or equity in the capital markets. If we fail to secure financing for the two newbuilding drillships, Hulls 1837 and 1838, we could also lose our deposit money, which as of June 30, 2010 amounted to $719.3 million, and we may incur additional liability and costs.
We do not yet have employment contracts for our four newbuilding drillships and decreases in the price of crude oil may affect our ability to charter these drillships and the revenues that we are able to earn from our drilling rigs.
     Changes in crude oil prices often affect oil exploration and drilling activities that, in turn, drive changes in the contract rates for oil drilling equipment, such as deep sea oil rigs and drillships, or, possibly, cause the suspension of exploration and drilling programs. Such changes and any such suspension could affect the rates which we receive for any rigs when their contracts expire, with the result that we would recognize less revenue from their operations. We have not yet secured employment contracts for any of the four newbuilding drillships. If the price of crude oil were to again fall to depressed levels, we may not be able to negotiate charter agreements for Hulls 1837, 1838, 1865 or 1866 at attractive rates or at all. On April 8, 2009, we entered into a three-year contract with Petróleo Brasileiro for the employment of the Leiv Eiriksson for exploration drilling in the Black Sea at a maximum day-rate of $583,000, including an 8% bonus based on operational performance. The contract commenced on October 27, 2009. As of December 31, 2009, the contract for the Eirik Raude was amended to an average day-rate of $639,000 per day assuming 100% utilization, effective until the expiration of the contract in October 2011.

We cannot be assured that we will be able to raise equity and debt financing sufficient to meet our future capital and operating needs.
     We expect that the net proceeds of this offering will be $342.1 million; however we cannot assure you that we will be able to sell that amount of our common shares. Furthermore, even if we raise these proceeds, we cannot be assured that they will be sufficient to meet our capital and operating needs. In such case, we might have to attempt to sell additional shares in the future to satisfy our capital and operating needs. If we do not reduce our working capital deficit, lenders may be unwilling to provide future financing or will provide future financing at significantly increased rates.
Investors may experience significant dilution as a result of this offering and future offerings.
     Based on an assumed offering price of $4.42 per share, which was the last reported closing price of our common shares on the Nasdaq Global Select Market on September 3, 2010, this offering of $350 million of our common shares would result in an offer and sale of 79,185,520 common shares following which we would have 374,016,141 shares of common shares outstanding, which as of the date of this prospectus represents an increase of 26.9% in our issued and outstanding common shares. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional common shares in the future, which may result in additional significant dilution.
USE OF PROCEEDS
     We will use the net proceeds from the sale of the common shares offered by this prospectus supplement for existing scheduled capital expenditures, future acquisitions and general corporate purposes. We expect that the net proceeds of this offering will be $342.1 million, after deducting estimated issuance costs and commissions of $7.9 million and assuming a sale of 79.2 million common shares at an assumed offering price of $4.42 per share, the last reported closing price of our common stock on September 3, 2010.

CAPITALIZATION
     The following table sets forth our cash position and consolidated capitalization as of June 30, 2010:
•	on an actual basis;

•	on an as adjusted basis to give effect to (i) the additional drawdown of $2.1 million of debt for drillship Hulls 1865 and 1866; (ii) loan repayments of $53.0 million under our credit facilities subsequent to June 30, 2010, including a decrease in restricted cash of $2.5 million due to loan waiver terms; (iii) payments of $45.3 million towards the yard installments for Panamax Hulls 1637 and 1638 and the delivery of the vessel M/V Amalfi (ex Gemini S); and (iv) the issuance of 3,450 restricted shares of common stock to the board of directors and management; and

•	on an as further adjusted basis, giving effect to our issuance and sale of $350 million of our common shares pursuant to this prospectus supplement, or 79,185,520 common shares, at an assumed offering price of $4.42 per share, which was the last reported closing price of our common stock on September 3, 2010, resulting in net proceeds of $342.1 million after deducting estimated issuance costs and commissions of $7.9 million.

	As of June 30, 2010
			As Further
	Actual	As Adjusted (1)	Adjusted (2)
	(in thousands of U.S. dollars)
Cash and cash equivalents	$394,002	$300,308	$642,358

Restricted cash (3)	$470,187	$467,687	$467,687

Total debt, including current portion (4)	$2,720,976	$2,670,092	$2,670,092

Shareholders’ equity

Preferred stock, $0.01 par value; 500,000,000 shares authorized; 100,000,000 shares designated as Series A Convertible Preferred Stock; 52,238,806 shares of Series A Convertible Preferred Stock issued and outstanding at June 30, 2010	522	522	522

Common stock, $0.01 par value; 1,000,000,000 shares authorized; 294,827,171 shares issued and outstanding at June 30, 2010 actual; 294,830,621 issued and outstanding shares as adjusted and 374,016,141 shares issued and outstanding as further adjusted (5)	2,948	2,948	3,740

Additional paid-in capital (6)	2,760,740	2,760,740	3,101,998
Accumulated other comprehensive loss	(38,194)	(38,194)	(38,194)
Retained Earnings	156,201	156,201	156,201

Total shareholders’ equity	2,882,217	2,882,217	3,224,267

Total capitalization	$5,603,193	$5,552,309	$5,894,359

(1)	There have been no significant changes to our capitalization since June 30, 2010, as so adjusted.

(2)	Assumes a sale price of $4.42 per share, which was the last reported closing price of our common stock on September 3, 2010.

(3)	Restricted cash represents bank deposits to be used to fund loan installments coming due and minimum cash deposits required to be maintained with certain banks under our borrowing arrangements.

(4)	Includes $2.2 billion of secured debt, net of financing fees, which is guaranteed and $0.5 billion of unsecured debt, net of financing fees, which is not guaranteed.

(5)	Does not include “out of the money” five-year warrants issued on April 9, 2009, to entities controlled by our Chairman and Chief Executive Officer, George Economou, for the purchase of up to 3.5 million common shares with exercise prices depending on the relevant tranches of between $20 and $30 per share. Does not include any amount of common shares resulting from the conversion of the Series A Convertible preferred stock or our convertible senior notes due 2014.

(6)	Includes 36,100,000 common shares lent in connection with the sale of our outstanding convertible notes which must be returned to us at the end of the loan availability period under the share lending agreement or earlier in certain circumstances. We believe that under U.S. GAAP, as presently in effect, the borrowed shares are not considered outstanding for the purpose of computing and reporting our earnings per share, although the borrowed shares are outstanding for corporate law purposes.

TAX CONSIDERATIONS
     You should carefully read the discussion of the principal U.S. federal income tax and Marshall Islands and other tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section entitled “Taxation” of our annual report on Form 20-F for the year ended December 31, 2009 filed on April 9, 2010.

PLAN OF DISTRIBUTION
     On September 7, 2010, we and Deutsche Bank Securities Inc. entered into a sales agreement pursuant to which we may offer and sell from time to time through Deutsche Bank Securities, as our sales agent, shares of our common stock having an aggregate offering price of up to $350,000,000.
     Pursuant to the sales agreement, Deutsche Bank Securities, as sales agent, will use its commercially reasonable efforts to solicit offers to purchase the common shares on any trading day or as otherwise agreed upon by us and Deutsche Bank Securities. From time to time, we will submit orders to Deutsche Bank Securities relating to the common shares to be sold through Deutsche Bank Securities, which orders may specify any price, time or size limitations relating to any particular sale. We may instruct Deutsche Bank Securities not to sell common shares if the sales cannot be effected at or above a price designated by us in any such instruction. We or Deutsche Bank Securities may suspend the offering of common shares by notifying the other.
     We will pay Deutsche Bank Securities a commission equal to 2% of the gross sales price per share for any common shares sold through it as our sales agent under the sales agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.
     Settlement for sales of common shares will occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
     As sales agent, Deutsche Bank Securities will not engage in any transactions that stabilize our common shares.
     Pursuant to the sales agreement, we have agreed to provide indemnification and contribution to Deutsche Bank Securities against certain liabilities relating to the selling of our common shares, including liabilities under the Securities Act of 1933, as amended. Deutsche Bank Securities may engage in transactions with, or perform other services for, us in the ordinary course of business.
     The common shares offered hereby may be sold on the Nasdaq Global Select Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
     In addition, if agreed by us and Deutsche Bank Securities as sales agent, some or all of the common shares covered by this prospectus supplement may be sold through:
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.
     To comply with the securities laws of certain jurisdictions, if applicable, the common shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common shares may not be offered or sold unless they are registered or qualified for sale or an exemption is available and complied with.
     We estimate that the total expenses of the offering payable by us, excluding commissions payable to Deutsche Bank Securities under the sales agreement will be approximately $950,000.

     The offering of common shares pursuant to the sales agreement will terminate upon the earlier of (i) the sale of $350,000,000 of our common shares offered by this prospectus supplement and the accompanying prospectus and (ii) the termination of the sales agreement by either Deutsche Bank Securities or us.
No Sales of Similar Securities by Us or Our Chairman and Chief Executive Officer
     We have agreed that for 45-days from the date of the sales agreement, we will not sell or transfer any of our common shares without first obtaining the written consent of Deutsche Bank Securities. Specifically, we have agreed, subject to certain exceptions, not directly or indirectly, to:
•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement under the 1933 Act with respect to any of the foregoing; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, or any securities convertible into or exchangeable or exercisable for or repayable with common stock, whether any such swap is to be settled by delivery of common stock or such other securities, in cash or otherwise.
     Notwithstanding the foregoing, if (1) during the last 17 days of the 45-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 45-day restricted period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 45-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
     The limitations described above do not apply to the common shares to be offered and sold in this offering, and equity incentive awards approved by the board of directors of the Company or the compensation committee thereof or the issuance of common stock upon exercise thereof.
     Mr. George Economou, our Chairman and Chief Executive Officer, has also agreed to the above lock-up provisions for a period of 90 days from the date of the most recently filed prospectus supplement relating to this offering.
     These lock-up provisions apply to common shares owned now or acquired later by such persons or for which such persons later acquire the power of disposition. In the event that either (a) during the last 17 days of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (b) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The lock-up provisions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.
Other Relationships
     Deutsche Bank Securities and its affiliates may have provided in the past and may in the future provide, various investment banking, commercial banking and other financial services for us for which they have received and may continue to receive customary fees. In particular, affiliates of Deutsche Bank Securities are lenders under certain of our credit facilities.

LEGAL MATTERS
     The validity of the securities offered by this prospectus supplement with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The sales agent is being represented by Morgan, Lewis & Bockius LLP, New York, New York.
EXPENSES
     The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.

SEC Registration Fees	$21,390
Legal fees and expenses	$100,000
Accounting fees and expenses	$100,000
Consultancy Fee	$700,000
Miscellaneous	$28,610
Total:	$950,000

DRYSHIPS INC.
          Through this prospectus, we may periodically offer:
          (1) shares of our common stock, including related preferred stock purchase rights;
          (2) shares of our preferred stock;
          (3) our debt securities, which may be guaranteed by one or more of our subsidiaries;
          (4) our warrants;
          (5) our purchase contracts; and
          (6) our units.
     The prices and terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by any selling shareholder.
     Our common shares are currently listed on the NASDAQ Global Select Market under the symbol “DRYS.”
      The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
     An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 3, 2010

     Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.
     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell our common shares (including related preferred stock purchase rights), preferred shares, debt securities, guarantees, warrants, purchase contracts and units described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we or any selling shareholder may offer. Each time we or any selling shareholder offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.
     This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

     This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.
     Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us,” and the “Company” refer to DryShips Inc. and all of its subsidiaries.
     We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.
PROSPECTUS SUMMARY
Our Company
     We are a Marshall Islands corporation with our principal executive offices in Athens, Greece. We were incorporated in September 2004. As of September 1, 2010, we owned, through our subsidiaries, a fleet of 38 drybulk carriers comprised of seven Capesize, 29 Panamax and two Supramax vessels, which have a combined deadweight tonnage of approximately 3.4 million dwt, and had contracts for two Panamax newbuilding drybulk carriers of 76,000 dwt each scheduled for delivery in the fourth quarter of 2011 and the first quarter of 2012, respectively. In May 2010, we agreed to acquire a Panamax vessel, the M/V Amalfi (ex Gemini S), which was delivered to us in August 2010, and agreed to sell one of our Panamax vessels, the M/V Xanadu, which we expect to deliver to the new owner within the third quarter of 2010. Our drybulk fleet principally carries a variety of drybulk commodities including major bulk items such as coal, iron ore, and grains, and minor bulk items such as bauxite, phosphate, fertilizers and steel products. The average age of the vessels in our drybulk fleet is 8.1 years. We are also an owner and operator of two ultra-deep water semi-submersible drilling rigs and have contracted for the construction of four ultra deep-water newbuilding drillships, which are further discussed below.
     Thirty-five of our vessels are currently employed under time charters, with an average remaining duration of two years, and two of our vessels are currently employed on bareboat charter, and one of our vessels is employed in the spot market pending delivery to its new owners, which is expected to occur during the third quarter of 2010.
     All of our drybulk carriers are managed by Cardiff Marine Inc., or Cardiff, under separate ship management agreements. Mr. George Economou, our Chairman and Chief Executive Officer, has been active in shipping since 1976 and formed Cardiff in 1991. We are affiliated with Cardiff, a Liberian corporation with offices in Greece, which is responsible for all technical and commercial management functions of our drybulk fleet. We believe that Cardiff has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety. Seventy percent of the issued and outstanding capital stock of Cardiff is owned by a foundation which is controlled by Mr. Economou. The remaining 30% of the issued and outstanding capital stock of Cardiff is owned by a company controlled by Mr. Economou’s sister, who is also a member of our board of directors.
     Cardiff provides comprehensive ship management services including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training as well as supply provisioning. Cardiff’s commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance. Cardiff completed early implementation of the International Maritime Organization’s, or IMO, International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code, in 1996. Cardiff has obtained documents of compliance for its office and safety management certificates for its vessels as required by the ISM Code and has been ISO 14001 certified since 2003, in recognition of its commitment to overall quality.
     In addition, through our acquisition of Ocean Rig ASA, or Ocean Rig, a Norwegian offshore drilling services company whose shares were listed on the Oslo Stock Exchange and its successor (together the “Ocean Rig Group”), we own and operate two ultra-deep water, harsh environment, semi-submersible drilling rigs, the Leiv

Eiriksson and the Eirik Raude. In April 2008, we, through our subsidiary, DrillShips Investment Inc., or DrillShips Investment, exercised an option to acquire two newbuilding advanced capability drillships for use in ultra-deep water locations, identified as Hull 1865 and Hull 1866, for an expected cost of approximately $800 million per drillship. We expect to take delivery of Hulls 1865 and 1866 in July 2011 and September 2011, respectively. Our subsidiary, Ocean Rig UDW Inc., or Ocean Rig UDW, completed a share purchase agreement with certain parties, including entities affiliated with our Chief Executive Officer, to acquire Drillships Holdings, Inc., or Drillships Holdings, which has contracts for the construction of two newbuilding ultra-deep water drillships, identified as Hulls 1837 and 1838, to be delivered in December 2010 and March 2011, respectively. We currently do not have employment arranged for any of these four newbuilding drillships. During the six-month period ended June 30, 2010, the Company made payments amounting to $444.4 million towards the construction of Hulls 1865, 1866, 1837 and 1838, which were financed by cash on hand.
     We are considering selling a minority voting and economic interest in Ocean Rig UDW, in a public offering sometime in 2011. Alternatively, we may distribute, or spin-off, a minority voting and economic interest in Ocean Rig UDW to holders of our voting stock (including holders of our preferred shares) or complete some combination of a public offering and distribution to holders of our voting stock. There can be no assurance, however, that we will complete any such transaction, which, among other things, will be subject to market conditions. Ocean Rig UDW comprises our entire offshore drilling segment, which represents approximately 58.7% of our total assets as of June 30, 2010 and 45.8% of our total revenues for the year ended December 31, 2009 and 45.2% of our total revenues for the six months ended June 30, 2010.
     In October 2009, the Leiv Eiriksson, one of our two drilling rigs, commenced a three-year contract with Petróleo Brasileiro S.A. for exploration drilling in the Black Sea at a maximum day-rate of $583,000 including an 8% bonus and, assuming 100% utilization, expiring in October 2012, which we refer to as the Petróleo Brasileiro contract.
     In October 2008, our other drilling rig, the Eirik Raude, commenced a three-year term contract with Tullow Oil PLC, or Tullow Oil, for development drilling in offshore Ghana at an average day-rate of $639,000, based upon 100% utilization, expiring in October 2011, which we refer to as the Tullow Oil contract.
     Our subsidiary, Ocean Rig AS, manages the Eirik Raude and the Leiv Eiriksson. The supervision of the construction of the two newbuilding drillships identified as Hulls 1865 and 1866 is performed by our subsidiary, Ocean Rig AS, pursuant to two separate management agreements. On August 1, 2008, the owning companies of the two newbuilding drillships identified as Hulls 1837 and 1838 (which we acquired on May 15, 2009 from clients of Cardiff, including entities affiliated with our Chairman and Chief Executive Officer), each entered into a separate management agreement with Ocean Rig AS for the supervision of the construction of these drillships on the same terms as the agreements by and between the owning companies of drillship Hulls 1865 and 1866 and Ocean Rig AS.

Our Fleet
     As of September 1, 2010, our fleet was comprised of the following vessels:

					Gross
	Year			Current	Rate	Redelivery	Redelivery
	Built	DWT	Type	Employment	per Day	Earliest	Latest
Capesize (7):
Mystic	2008	170,040	Capesize	T/C	$52,310	Aug-2018	Dec-2018
Manasota	2004	171,061	Capesize	T/C	$67,000	Feb-2013	Apr-2013
Flecha	2004	170,012	Capesize	T/C	$55,000	Jul-2018	Nov-2018
Capri	2001	172,579	Capesize	T/C	$61,000	Apr-2018	Jun-2018
Alameda	2001	170,662	Capesize	T/C	$21,000	Feb-2011	May-2011
Samsara	1996	150,393	Capesize	T/C	$57,000	Dec-2011	Apr-2012
Brisbane	1995	151,066	Capesize	T/C	$25,000	Dec-2011	Apr-2012
	8.7 years	1,155,813
Panamax (29):
Oliva	2009	75,208	Panamax	T/C	$17,850	Oct-2011	Dec-2011
Rapallo	2009	75,123	Panamax	T/C	$15,400	Aug-2011	Oct-2011
Amalfi ex. Gemini S*	2009	75,000	Panamax	T/C commencing Sept 2010	$39,750	Jul-2013	Sep-2013
Catalina	2005	74,432	Panamax	T/C	$40,000	Jun-2013	Aug-2013
Majorca	2005	74,747	Panamax	T/C	$43,750	Jun-2012	Aug-2012
Sorrento	2004	76,633	Panamax	T/C	$17,300	Sep-2011	Dec-2011
Avoca	2004	76,629	Panamax	T/C	$45,500	Sep-2013	Dec-2013
Ligari	2004	75,583	Panamax	T/C	$55,500	Jun-2012	Aug-2012
Saldanha	2004	75,707	Panamax	T/C	$52,500	Jun-2012	Sep-2012
Padre	2004	73,601	Panamax	T/C	$46,500	Sept-2012	Dec-2012
Mendocino	2002	76,623	Panamax	T/C	$56,500	Jun-2012	Sep-2012
Bargara	2002	74,832	Panamax	T/C	$43,750	May-2012	Jul-2012
Oregon	2002	74,204	Panamax	T/C	$16,350	Aug-2011	Oct-2011
Maganari	2001	75,941	Panamax	T/C	$14,500	Jul-2011	Sep-2011
Capitola	2001	74,816	Panamax	T/C	$39,500	Jun-2013	Aug-2013
Samatan	2001	74,823	Panamax	T/C	$39,500	May-2013	Jul-2013
Sonoma	2001	74,786	Panamax	T/C	$19,300	Sept-2011	Nov-2011
Ecola	2001	73,925	Panamax	T/C	$43,500	Jun-2012	Aug-2012
Levanto	2001	73,931	Panamax	T/C	$16,800	Sep-2011	Nov-2011
Coronado	2000	75,706	Panamax	T/C	$18,250	Sep-2011	Nov-2011
Conquistador	2000	75,607	Panamax	T/C	$17,750	Aug-2011	Nov-2011
Redondo	2000	74,716	Panamax	T/C	$34,500	Apr-2013	Jun-2013
Positano	2000	73,288	Panamax	T/C	$42,500	Sept-2013	Dec-2013
Marbella	2000	72,561	Panamax	T/C	$14,750	Aug-2011	Nov-2011
Ocean Crystal	1999	73,688	Panamax	T/C	$15,000	Aug-2011	Nov-2011
Xanadu**	1999	72,270	Panamax	Spot	—	—	—
Primera***	1998	72,495	Panamax	T/C	$18,250	Dec-2010	Dec-2010
La Jolla	1997	72,126	Panamax	T/C	$14,750	Aug-2011	Nov-2011
Toro	1995	73,035	Panamax	T/C	$16,750	May-2011	Jul-2011
	8.0 years	2,162,036

					Gross
	Year			Current	Rate	Redelivery	Redelivery
	Built	DWT	Type	Employment	per Day	Earliest	Latest
Supramax (2):
Paros 1 ex Clipper Gemini****	2003	51,201	Supramax	BB	$27,135	Oct-2011	May-2012
Pachino ex VOC Galaxy****	2002	51,201	Supramax	BB	$20,250	Sept-2010	Feb-2011
	7.5 years	102,402
Totals (38)	8.1 years	3,420,251
Newbuildings:
Panamax 1	2011	76,000	Panamax
Panamax 2	2012	76,000	Panamax
Rigs*****:
Leiv Eiriksson	2001	Fifth-generation drilling unit		semi-submersible	Contract with Petroleo Brasiliero S.A. for a three-year term ending Q4 2012 at a maximum day-rate of $583,000, including an 8% bonus.
Eirik Raude	2002	Fifth-generation drilling unit		semi-submersible	Contract with Tullow Oil PLC for a three-year term ending Q4 2011 at an average day-rate of $639,000.
N/B Drillships******:
N/B-Hull No: 1837	Q4 2010		UDW Drillship
N/B-Hull No: 1838	Q1 2011		UDW Drillship
N/B-Hull No: 1865	Q3 2011		UDW Drillship
N/B-Hull No: 1866	Q3 2011		UDW Drillship

*	The time charter for the M/V Xanadu is expected to be transferred to the M/V Amalfi.

**	In May 2010, we entered into a memorandum of agreement to sell this vessel to an unrelated third party for a sale price of $33.7 million. The vessel was redelivered by the charterer in July 2010 following which the vessel has been trading in the spot market. We expect to deliver the vessel to its new owner in the third quarter of 2010.

***	Based on a synthetic time charter.

****	The MV Paros I and MV Pachino are employed under a bareboat charter.

*****	Fifth-generation drilling units have the capability to drill wells in 7,500 feet of water to a total depth of 35,000 feet.

******	UDW Drillships have the capability to drill wells in 10,000 feet of water to a total depth of 35,000 feet.

Corporate Structure
     DryShips Inc. is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 80 Kifissias Avenue, Amaroussion 15125, Athens, Greece. Our telephone number at that address is (011) (30) (210) 809 0570. Our website address is www.dryships.com. The information on our website is not a part of this prospectus.
Recent Developments
Vessel Acquisitions and Sales
     On May 3, 2010, the Company entered into a memorandum of agreement for the purchase of the Panamax vessel M/V Amalfi (ex Gemini S) for $43 million. The Company took delivery of the vessel in August 2010 and the vessel is expected to commence time charter employment in September 2010 at a gross daily rate of $39,750 per day.
     On May 7, 2010, the Company entered into a memorandum of agreement for the sale of the M/V Xanadu for $33.7 million. The vessel is expected to be delivered to the new owner in the third quarter of 2010. The Company expects to realize a book gain of approximately $2 million from the sale of the vessel.
Legal Proceedings
     On May 3, 2010, the M/V Capitola was detained by the United States Coast Guard at the Port of Baltimore, Maryland. The alleged deficiencies involved in the detention related to a suspected by-pass of the vessel’s oily water separating equipment and related vessel records. The relevant vessel owning subsidiary of the Company and Cardiff posted security in the amount of $1.5 million for release of the vessel from detention. The matter is currently under investigation by the United States Coast Guard and the United States Department of Justice. The Company is cooperating with this investigation, and is unable to predict its outcome.
Appointment of Interim Chief Executive Officer of Ocean Rig UDW
     In July 2010, Mr. George Economou, Chairman of the Board and Chief Executive Officer, was appointed as interim Chief Executive Officer for the Company’s wholly-owned subsidiary Ocean Rig UDW following the resignation of Mr. David Mullen, Chief Executive Officer of the Ocean Rig Group of companies, effective August 7, 2010. The Company commenced a search for a permanent replacement, which is in progress.
Management and Consultancy Agreements
     Effective September 1, 2010, we entered into new management agreements with Cardiff Marine Inc., or Cardiff, which is responsible for all technical and commercial management functions of our drybulk fleet. Cardiff provides comprehensive ship management services including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training as well as supply provisioning. Cardiff’s commercial management services include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and insurance. Prior to September 1, 2010, the Company paid management fees to Cardiff that varied according to type of management service, including chartering, technical management, accounting and financial reporting services. Each new vessel management agreement provides for a fixed management fee of Euro 1,500 per vessel per day which is payable in equal monthly instalments in advance and is automatically adjusted each year to the Greek Consumer Price Index for the previous year by not less than 3% and not more than 5%. If we request that Cardiff supervise the construction of a newbuilding vessel then in lieu of the fixed management fee, we will pay Cardiff an upfront fee equal to 10% of the budget for such vessel as approved by us.

     In addition, we will pay a commission to Cardiff of 1.25% of all monies earned by the vessel. Our obligation to pay such fee survives the termination of the management agreement until the termination of the charter agreement then in effect or termination of any other employment arranged prior to such termination. We will pay a vessel sale and purchase commission of 1%. The management agreements further provide that in our discretion, we may pay Cardiff an annual performance incentive fee.
     Each new vessel management agreement has a term of five years and will be automatically renewed for a five year period and thereafter extended in five year increments if notice of termination is not provided by the Company in the fourth quarter of the year immediately preceding the end of the respective term. The management agreements may be terminated as follows:
     (i) Cardiff may terminate the agreement with immediate effect by notice in writing (a) if any amounts payable by the vessel owner are not received by Cardiff within ten running days; (b) the vessel owner does not meet certain obligations related to the technical management of the vessels for any reason within its control; or (c) the vessel owner employs the vessel in a hazardous or improper manner, and the vessel owner fails to remedy such default;
     (ii) the vessel owner may terminate the agreement with immediate effect by notice in writing if Cardiff does not meet its obligations for any reason within its control under the agreement and fails to remedy such default within a reasonable time;
     (iii) the agreement shall be deemed terminated in the case of the sale of the vessel, if the vessel becomes a total loss or is declared as a constructive total loss or in the event of an order or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party; and
     (iv) upon a change of control of the vessel owners and/or the Company.
     In the event that the management agreement is terminated for any reason other than Cardiff’s default, we will be required to pay the management fee for a further period of three (3) calendar months as from the date of termination. In the event of a change of control of us, as defined in the agreements, we will be required to pay Cardiff a Termination Payment, representing an amount equal to the estimated remaining fees payable to Cardiff under the then current term of the agreement which such payment shall not be less than the fees for a period of thirty six (36) months and not more than a period of forty eight (48) months.
     The management agreements provide that Cardiff shall not be liable to us for any losses or damages arising in the course of its performance under the agreement unless such loss or damage is proved to have resulted from the negligence, gross negligence or willful default by Cardiff, its employees or agents and in such case Cardiff’s liability per incident or series of incidents is limited to a total of ten times the annual management fee payable under the relevant agreement. The management agreements further provide that Cardiff shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except to the extent that they are shown to have resulted from a failure by Cardiff to perform its obligations with respect to management of the crew. Except to the extent of the liability cap described above, we have agreed to indemnify Cardiff and its employees and agents against any losses incurred in the course of the performance of the agreement. Under the new management agreements, Cardiff has the right to sub-contract any of its obligations thereunder, including those relating to management of the crew. In the event of such a sub-contract, Cardiff shall remain fully liable for the due performance of its obligations under the management agreements.
     In addition, we entered into a Consultancy Agreement with Vivid Finance Limited, or Vivid Finance, a corporation organized under the laws of Cyprus which is controlled by our Chairman and Chief Executive Officer, dated September 1, 2010, pursuant to which Vivid Finance provides us with financing-related services such as negotiating and arranging new loan and credit facilities, interest rate swap agreements, foreign currency contracts and forward exchange contracts, renegotiating existing loan facilities and bonds, as well as services related to raising equity or debt in the capital markets, in exchange for a fee equal to 0.20% of the total transaction amount. These services were previously provided by Cardiff for the same fee, except that the previous management agreements with Cardiff did not provide for fees related to the raising of equity or debt in the capital markets. The Consultancy Agreement has a term of five years and may be terminated (i) at the end of its term unless extended by mutual agreement of the parties; (ii) at any time by the mutual agreement of the parties; and (iii) by the Company after providing written notice to Vivid Finance at least 30 days prior to the actual termination date.
     Our existing agreements with Cardiff pursuant to which Cardiff provides supervisory services in connection with the construction of newbuilding drillships Hulls 1837 and 1838 remain in effect.

Loan Agreement Covenants
     On August 25, 2010, we entered into a second supplemental agreement for our $90 million loan facility dated October 5, 2007, as amended, that provides for, among other things, a waiver of certain financial covenants, including the value maintenance clause, through March 31, 2012, in exchange for an increase in the applicable margin to 2.6% over LIBOR until March 31, 2012 and 1.75% over LIBOR until the maturity of the loan.
     On August 25, 2010, we entered into a second amending and restating agreement for our $130 million loan facility dated March 13, 2008, as amended, that provides for, among other things, a substitution of the vessels M/V Toro and M/V Delray for the vessel M/V Amalfi (ex. Gemini S) as collateral vessels and a waiver of certain covenants, including the value maintenance clause, through March 31, 2012, in exchange for an increase in the applicable margin to 2.6% over LIBOR until March 31, 2012 and 1.75% over LIBOR until the maturity of the loan.
     On September 3, 2010, we entered into a waiver letter for our $230.0 million credit facility dated September 10, 2007, as amended, providing for a waiver of certain covenants through December 1, 2010.
Share Pledges
     Under our secured credit facilities, the shares of the following subsidiaries have been pledged to the respective lenders: Ocean Rig 1 Shareholders Inc., Ocean Rig 2 Shareholders Inc., Ocean Rig 1 Inc., Ocean Rig 2 Inc., Primelead Limited, Ocean Rig North Sea AS, Ocean Rig 2 AS, Ocean Rig Ltd., Ocean Rig Ghana Ltd., Kithira Shareholders Inc., Skopelos Shareholders Inc. and Drillship Paros Shareholders Inc.
The Securities We May Offer
     We may use this prospectus to offer our:
•	common shares, including related preferred stock purchase rights;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts; and

•	units.
     We or any selling shareholder may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
     A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
     An investment in our securities involves a high degree of risk. You should consider carefully the risks set forth below and in any documents we have incorporated by reference, as well as those under the heading “Risk Factors” in any prospectus supplement, before investing in the securities offered by this prospectus. You should also carefully consider the risks described in any future reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.”
     Some of the following risks relate principally to the industries in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our common stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results, cash flows or our ability to pay dividends, if any, in the future, or the trading price of our common stock.
International Drybulk Shipping Industry Specific Risk Factors
While the drybulk carrier charter market has recently strengthened, it remains volatile and significantly below the high in 2008, which has adversely affected our revenues, earnings and profitability and our ability to comply with our loan covenants.
     The drybulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. For example, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely.The Baltic Drybulk Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 663 in December 2008, which represents a decline of 94%. Over the comparable period of May through December 2008, the high and low of the Baltic Panamax Index and the Baltic Capesize Index represent a decline of 96% and 99%, respectively. During 2009 the BDI increased from a low of 772 and reached a high of 4,661 in November of 2009. In 2010, the BDI increased from 3,235 in January 2010 to a high of 4,209 in May 2010 and subsequently decreased to a low of 1,700 in July 2010. On September 3, 2010, the BDI was 2,876. The decline and volatility in charter rates has been due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which had resulted in a significant decline in cargo shipments. In 2009 Chinese iron ore imports increased by 41% compared to 2008 and coal imports rose by 210% in the same period. The decline and volatility in charter rates in the drybulk market also affects the value of our drybulk vessels, which follows the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements.
     As of August 31, 2010, we employ one vessel in the spot market, the M/V Xanadu, which is expected to be delivered to its new owner during the third quarter of 2010. We employ 35 of the 38 vessels in our drybulk carrier fleet on time charters and the remaining two vessels on bareboat charters at fixed rates as of August 31, 2010. If low charter rates in the drybulk market decline further for any significant period, this would have an adverse effect on our vessel values and our ability to comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels.
     We may not be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.
     Factors that influence demand for vessel capacity include:
•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts, terrorist activities, embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.
     The factors that influence the supply of vessel capacity include:
•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	vessel casualties; and

•	the number of vessels that are out of service.
     We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and economic growth may not continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.
An over-supply of drybulk carrier capacity may lead to reductions in charter hire rates and profitability.
     The market supply of drybulk carriers has been increasing, and the number of drybulk carriers on order is near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and continuing through 2009. As of August 2010, newbuilding orders had been placed for an aggregate of more than 56.4% of the existing global drybulk fleet, with deliveries expected during the next three years. An over-supply of drybulk carrier capacity may result in a reduction of charter hire rates. If such a reduction occurs, upon the expiration or termination of our vessels’ current charters we may only be able to re-charter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all.
The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities and or we may incur a loss if we sell vessels following a decline in their market value.
     The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary.
     The fair market value of our vessels may increase and decrease depending on a number of factors including:
•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental and other regulations; and

•	technological advances.
     In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain provisions of our credit facilities, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If our indebtedness is accelerated, we may not be able to refinance our debt or obtain additional financing. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values fall significantly we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.
An economic slowdown in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations.
     We anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of drybulk commodities in ports in the Asia Pacific region. As a result, any negative changes in economic conditions in any Asia Pacific country, particularly in China, may exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations, as well as our future prospects. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. For the year ended December 31, 2009, the growth of China’s gross domestic product from the prior year ended December 31, 2008 was approximately 8.7%, compared with a growth rate of 10.6% over the same two-year period ended December 31, 2008. It is possible that China and other countries in the Asia Pacific region will continue to experience slower economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our business, financial condition and results of operations, as well as our future prospects, will likely be adversely affected by a further economic downturn in any of these countries.
Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.
     The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year state plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could adversely affect our business, operating results and financial condition.
Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a further material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to further decline.

     The United States and other parts of the world have exhibited weak economic conditions and have been in a recession. For example, the credit markets in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The U.S. Securities and Exchange Commission, or the SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.
     Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As of June 30, 2010, we had total long term gross debt outstanding of $2.9 billion, of which $2.2 billion represents secured bank debt and $0.7 billion represents unsecured convertible bonds.
     We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, have caused the price of our common stock on the NASDAQ Global Select Market to decline and could cause the price of our common stock to decline further.
Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.
     Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 and 2009, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden. For example, in November 2008, the MV Sirius Star, a tanker vessel not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100 million and was released in January 2009 upon a ransom payment of $3 million. In February 2009, the vessel MV Saldanha, which is owned by our subsidiary, Team-Up Owning Company Limited, was seized by pirates while transporting coal through the Gulf of Aden. In April 2009, the Maersk Alabama, a 17,000-ton containership not affiliated with us, was seized by Somali pirates. Both of these ships were later released. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows.
     The U.S. government recently imposed legislation concerning the deteriorating situation in Somalia, including acts of piracy offshore Somalia. On April 13, 2010, the President of the United States issued an Executive Order, which we refer to as the Order, prohibiting, among other things, the payment of monies to or for the benefit of individuals and entities on the list of Specially Designated Nationals, or SDNs, published by U.S. Department of the Treasury’s Office of Foreign Assets Control. Certain individuals associated with piracy offshore Somalia are currently designated persons under the SDN list. The Order is applicable only to payments by U.S. persons and not by foreign entities such as DryShips Inc. Notwithstanding this fact, it is possible that the Order, and the regulations promulgated therefrom, may affect foreign private issuers to the extent that such foreign private issuers provide monies, such as ransom payments to secure the release of crews and ships in the event of detention hijackings, to any SDN for which they seek reimbursement from a U.S. insurance carrier. While additional regulations relating to the Order may be promulgated by the U.S. government in the future, we cannot predict what effect these regulations may have on our operations.
World events could affect our results of operations and financial condition.
     Terrorist attacks such as those in New York on September 11, 2001, in Spain on March 11, 2004, in London on July 7, 2005 and in Mumbai in 2008 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. The continuing conflicts in Afghanistan and Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.
     Terrorist attacks on vessels, such as the October 2002 attack on the VLCC Limburg, a vessel not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and may impact the economic recession in the United States and other countries. Any of these occurrences could have a material adverse impact on our revenues and costs.
Our revenues are subject to seasonal fluctuations, which could affect our operating results and our ability to pay dividends, if any, in the future.
     We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect our ability to pay dividends, if any, in the future from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues have historically been stronger in fiscal quarters ended December 31 and March 31. This seasonality may adversely affect our operating results and our ability to pay dividends, if any, in the future.
Rising fuel prices may adversely affect our profits.
     While we do not bear the cost of fuel or bunkers, under our time and bareboat charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under spot charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in our vessels being denied access to, or detained in, certain ports.
     Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.
     In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.
     The operation of our vessels is also affected by the requirements set forth in the United Nations’ International Maritime Organization’s, or IMO’s, International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Each of the vessels that has been delivered to us is ISM Code-certified and we expect that any vessels that we acquire in the future will be ISM Code-certified when delivered to us. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. If we are subject to increased liability for non-compliance or if our insurance coverage is adversely impacted as a result of non-compliance, it may negatively affect our ability to pay dividends, if any, in the future. If any of our vessels are denied access to, or are detained in, certain ports, this may decrease our revenues.
We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
     Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships of 1975, the International Convention for the Prevention of Marine Pollution of 1973, the International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. The oil spill in the Gulf of Mexico that began in April 2010 may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA, that may affect our operations or require us to incur additional expenses to comply with such regulatory initiatives or statues. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, such insurance may not be sufficient to cover all such risks. As a result, claims against us could result in a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.
     International shipping is subject to various security and customs inspections and related procedures in countries of origin, destination and trans-shipment points. Inspection procedures may result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery of our vessels and the levying of customs duties, fines or other penalties against us.
     It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.
Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.
     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.
Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.
     A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of dividends, if any, in the future.
In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources and as a result, we may be unable to employ our vessels profitably.
     We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping companies, this would have an adverse impact on our results of operations.
Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price.
     The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:
•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.
     The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could increase our costs or lower our revenues.
The shipping industry has inherent operational risks that may not be adequately covered by our insurance.
     We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.
The operation of drybulk carriers has certain unique operational risks.
     The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Furthermore, any defects or flaws in the design of a drybulk carrier may contribute to vessel damage. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and our ability to pay dividends, if any, in the future. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.
Offshore Drilling Industry Specific Risk Factors
Our business in the offshore drilling sector depends on the level of activity in the offshore oil and gas industry, which is significantly affected by, among other things, volatile oil and gas prices and may be materially and adversely affected by a decline in the offshore oil and gas industry.
     The offshore contract drilling industry is cyclical and volatile. Our business in the offshore drilling sector depends on the level of activity in oil and gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling campaigns. Oil and gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling units.
     Oil and gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:
•	worldwide production and demand for oil and gas;

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and gas reserves; and

•	the worldwide military and political environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.
     Declines in oil and gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our business in the offshore drilling sector. Recently, crude oil inventories have reached historically high levels, which may place downward pressure on the price of crude oil and demand for offshore drilling units. Sustained periods of low oil prices typically result in reduced exploration and drilling because oil and gas companies’ capital expenditure budgets are subject to their cash flow and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry which often results in drilling units, particularly lower specification drilling units, being idle for long periods of time. We cannot predict the future level of demand for our services or future conditions of the oil and gas industry. Any decrease in exploration, development or production expenditures by oil and gas companies could reduce our revenues and materially harm our business and results of operations.
     In addition to oil and gas prices, the offshore drilling industry is influenced by additional factors, including:
•	the availability of competing offshore drilling vessels;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and gas transportation costs;

•	the discovery of new oil and gas reserves; and

•	the cost of non-conventional hydrocarbons, such as the exploitation of oil sands.
     Any of these factors could reduce demand for our services and adversely affect our business and results of operations.
Any renewal of the recent worldwide economic downturn could have a material adverse effect on our revenue, profitability and financial position.
     Although there are signs that the economic recession has abated in many countries, there is still considerable instability in the world economy and in the economies of countries such as Greece, Spain, Portugal and Italy which could initiate a new economic downturn, or introduce volatility in the global markets. A decrease in global economic activity would likely reduce worldwide demand for energy and result in an extended period of lower crude oil and natural gas prices. In addition, continued hostilities in the Middle East and the occurrence or threat of terrorist attacks against the United States or other countries could adversely affect the economies of the United States and those of other countries. Any prolonged reduction in crude oil and natural gas prices would depress the levels of exploration, development and production activity. Moreover, even during periods of high commodity prices, customers may cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. These factors could cause our revenues and margins to decline, decrease daily rates and utilization of our drilling units and limit our future growth prospects. Any significant decrease in daily rates or utilization of our drilling units could materially reduce our revenues and profitability. In addition, any instability in the financial and insurance markets, as experienced in the recent financial and credit crisis, could make it more difficult for us to access capital and to obtain insurance coverage that we consider adequate or are otherwise required by our contracts.
The offshore drilling industry is highly competitive and there is intense price competition, and as a result, we may be unable to compete successfully with other providers of contract drilling services that have greater resources than we have.
     The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share, and characterized by high capital and maintenance requirements. Drilling contracts are traditionally awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded the drilling contract, although drilling unit availability, location and suitability, the quality and technical capability of service and equipment, reputation and industry standing are key factors which are considered. Mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, resulting in increased competition for projects.
     Many of our competitors in the offshore drilling industry are significantly larger than we are and have more diverse drilling assets, or drilling assets with generally higher specifications, and significantly greater financial and other resources than we have. In addition, because of the relatively small size of our drilling segment, we may be unable to take advantage of economies of scale to the same extent as some of our larger competitors. Given the high capital requirements that are inherent in the offshore drilling industry, we may also be unable to invest in new technologies or expand our drilling segment in the future as may be necessary for us to succeed in this industry, while our larger competitors with superior financial resources, and in many cases less leverage than us, may be able to respond more rapidly to changing market demands and compete more efficiently on price for drillship and drilling rig employment. We may not be able to maintain our competitive position, and we believe that competition for contracts will continue to be intense in the future. Our inability to compete successfully may reduce our revenues and profitability.
An over-supply of drilling units may lead to a reduction in day-rates and therefore may materially impact our profitability in our offshore drilling segment.
     During the recent period of high utilization and high day-rates, industry participants have increased the supply of drilling units by ordering the construction of new drilling units. Historically, this has resulted in an over-supply of drilling units and has caused a subsequent decline in utilization and day-rates when the drilling units enter the market, sometimes for extended periods of time until the units have been absorbed into the active fleet. According to industry sources, the worldwide fleet of ultra-deepwater drilling units as of August 2010 consisted of 68 units, comprised of 39 semi-submersible rigs and 29 drillships. An additional 20 semi-submersible rigs and 31 drillships are under construction or on order as of August 2010, which would bring the total fleet to 119 drilling units by the end of 2012. A relatively large number of the drilling units currently under construction have been contracted for future work, which may intensify price competition as scheduled delivery dates occur. The entry into service of these new, upgraded or reactivated drilling units will increase supply and has already led to a reduction in day-rates as drilling units are absorbed into the active fleet. In addition, the new construction of high-specification rigs, as well as changes in our competitors’ drilling rig fleets, could require us to make material additional capital investments to keep our fleet competitive. Lower utilization and day-rates could adversely affect our revenues and profitability. Prolonged periods of low utilization and day-rates could also result in the recognition of impairment charges on our drilling units if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling units may not be recoverable.
The market value of our current drilling units and drilling units we may acquire in the future may decrease, which could cause us to incur losses if we decide to sell them following a decline in their market values.

     If the offshore contract drilling industry suffers adverse developments in the future, the fair market value of our drilling units may decline. The fair market value of the drilling units we currently own or may acquire in the future may increase or decrease depending on a number of factors, including:
•	prevailing level of drilling services contract day-rates;

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling units;

•	supply and demand for drilling units;

•	costs of newbuildings;

•	governmental or other regulations; and

•	technological advances.
     If we sell any drilling unit when drilling unit prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the drilling unit’s carrying amount on our financial statements, resulting in a loss. Additionally, our lenders may accelerate loan repayments should there be a loss in the market value of our drilling units. Such loss or repayment could materially and adversely affect our business prospects, financial condition, liquidity, results of operations, and our ability to pay dividends to our shareholders.
Consolidation of suppliers may limit our ability to obtain supplies and services at an acceptable cost, on our schedule or at all, which may have a material adverse effect on our results of operations and financial condition.
     We rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including but not limited to drilling equipment suppliers, catering and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. We may not be able to obtain supplies and services at an acceptable cost, at the times we need them or at all. Such consolidation, combined with a high volume of drilling units under construction, may result in a shortage of supplies and services thereby potentially inhibiting the ability of suppliers to deliver on time. These cost increases or delays could have a material adverse effect on our results of operations and result in rig downtime, and delays in the repair and maintenance of our drilling rigs.
Our international operations in the offshore drilling sector involve additional risks.
     We operate in various regions throughout the world. One of our two existing drilling rigs is currently operating offshore of Ghana and the other drilling rig is operating in the Black Sea. In the past we have operated our drilling rig Eirik Raude in the Gulf of Mexico, offshore of Canada, Norway, the U.K. and Cuba (with our last operation in Cuba in 2004), while the drilling rig Leiv Eiriksson has operated offshore of West Africa, and Turkey and in the North Sea. As a result of our international operations, we may be exposed to political and other uncertainties, including risks of:
•	terrorist acts, war and civil disturbances;

•	piracy;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation; and

•	other forms of government regulation and economic conditions that are beyond our control.
     We are indemnified to some extent against loss of capital assets, but generally not loss of revenue, from certain of these risks through provisions in our drilling contracts. In addition, international contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:
•	the equipping and operation of drilling units;

•	repatriation of foreign earnings;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.
Our business and operations involve numerous operating hazards.
     Our operations are subject to hazards inherent in the drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch throughs, craterings, fires, explosions and pollution, including spills similar to the events on April 20, 2010 related to the Deepwater Horizon, an unaffiliated drilling unit. Contract drilling and well servicing require the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore drilling segment is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, and failure of subcontractors to perform or supply goods or services, or personnel shortages. We customarily provide contract indemnity to our customers for claims that could be asserted by us relating to damage to or loss of our equipment, including rigs and claims that could be asserted by us or our employees relating to personal injury or loss of life.
     Damage to the environment could also result from our operations, particularly through spillage of fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual indemnity rights with our customers may not adequately cover losses, and we do not have insurance coverage or rights to indemnity for all risks. Consistent with standard industry practice, our clients generally assume, and indemnify us against, well control and subsurface risks under day-rate contracts. These are risks associated with the loss of control of a well, such as blowout or cratering, the cost to regain control of or re-drill the well and associated pollution. However, there can be no assurance that these clients will be willing or financially able to indemnify us against all these risks. We have no insurance coverage for named storms in the Gulf of Mexico and war risk worldwide. Furthermore, pollution and environmental risks generally are not totally insurable.

     We maintain insurance for our drilling units in accordance with industry standards. Our insurance is intended to cover normal risks in our current operations, including insurance against property damage, occupational injury and illness, loss of hire, certain war risk and third-party liability, including pollution liability.
     Although we have obtained insurance for the full assessed market value of our drilling units, insurance coverage may not, under certain circumstances, be available, and if available, may not provide sufficient funds to protect us from all losses and liabilities that could result from our operations. We have also obtained loss of hire insurance which becomes effective after 45 days of downtime and coverage extends for approximately one year. We received insurance payments under this policy when, in the first quarter of 2007, the Eirik Raude experienced 62 days of downtime operating offshore Newfoundland. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our gross negligence. Moreover, our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and $250,000 for protection and indemnity claims brought before any U.S. jurisdiction. Our aggregate recovery limits are $625 million for oil pollution and $500 million for all other claims under our protection and indemnity insurance which is provided by mutual protection and indemnity associations. Our deductible is $1.5 million per hull and machinery insurance claim. In addition, insurance policies covering physical damage claims due to a named windstorm in the Gulf of Mexico generally impose strict recovery limits, which may result in losses on any damage to our drilling units that may be operated in such region in the future. Our insurance coverage may not protect fully against losses resulting from a required cessation of rig operations for environmental or other reasons. Insurance may not be available to us at all or on terms acceptable to us, we may not maintain insurance or, if we are so insured, our policy may not be adequate to cover our loss or liability in all cases. The occurrence of a casualty, loss or liability against which we may not be fully insured could significantly reduce our revenues, make it financially impossible for us to obtain a replacement rig or to repair a damaged rig, cause us to pay fines or damages which are generally not insurable and that may have priority over the payment obligations under our indebtedness or otherwise impair our ability to meet our obligations under our indebtedness and to operate profitably.
Governmental laws and regulations, including environmental laws and regulations, may add to our costs or limit our drilling activity.
     Our business in the offshore drilling industry is affected by public policy and laws and regulations relating to the energy industry and the environment in the geographic areas where we operate. The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and accordingly, we are directly affected by the adoption of laws and regulations that for economic, environmental or other policy reasons curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or significantly limit drilling activity. Our ability to compete in international contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.
     To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry in general or the offshore drilling industry in particular, our business or prospects could be materially adversely affected. The operation of our drilling units will require certain governmental approvals, the number and prerequisites of which cannot be determined until we identify the jurisdictions in which we will operate upon securing contracts for the drilling units. Depending on the jurisdiction, these governmental approvals may involve public hearings and costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations. In addition, we may become subject to additional laws and regulations as a result of future rig operations or repositioning.
We may be subject to liability under environmental laws and regulations, which could have a material adverse effect on our results of operations and financial condition.
     Our operations in the offshore drilling industry may involve the use or handling of materials that may be classified as environmentally hazardous substances. Environmental laws and regulations applicable in the countries in which we conduct operations have generally become more stringent. Such laws and regulations may expose us to liability for the conduct of or for conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such actions were taken.
     During our drilling operations in the past, we have caused the release of oil, waste and other pollutants into the sea and into protected areas, such as the Barents Sea. While we conduct maintenance on our drilling rigs in an effort to prevent such releases, future releases could occur, especially as our rigs age. Such releases may be large in quantity, above our permitted limits or in protected or other areas in which public interest groups or governmental authorities have an interest. These releases could result in fines and other costs to us, such as costs to upgrade our drilling rigs, costs to clean up the pollution, and costs to comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.
     We expect that we will be able to obtain some degree of contractual indemnification from our customers in most of our drilling contracts against pollution and environmental damages. But such indemnification may not be enforceable in all instances, the customer may not be financially capable in all cases of complying with its indemnity obligations and we may not be able to obtain such indemnification agreements in the future.
     We currently maintain insurance coverage against certain environmental liabilities, including pollution caused by sudden and accidental oil spills. However, such insurance may not continue to be available or carried by us or, if available and carried, may not be adequate to cover any liability in all circumstances, which could have a material adverse effect on our business, operating results and financial condition.
The Deepwater Horizon oil spill in the Gulf of Mexico may result in more stringent laws and regulations governing deepwater drilling, which could have a material adverse effect on our business, operating results or financial condition.
     On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling unit that is not affiliated with us, while it was servicing a well in the Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling unit, as well as large amounts of oil that continue to leak into the Gulf of Mexico, severely impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the U.S. Department of Justice, and by the U.S. Congress and is also the subject of numerous lawsuits. On May 30, 2010, the U.S. Department of the Interior issued a 6-month moratorium on all deepwater drilling in the outer continental shelf regions of the Gulf of Mexico and the Pacific Ocean. On June 12, 2010, the Department of the Interior issued a new moratorium (for the same 6-month period) that is keyed more to drilling configuration and technology rather than a specific drilling depth; however, the ultimate effect is expected to be similar to the prior moratorium. A U.S. presidential commission is expected to provide recommendations for a longterm policy on energy development in U.S. coastal waters by the end of 2010. In Norway, a moratorium on new drilling was issued on June 8, 2010. Norway’s energy minister indicated that Norway will not allow deepwater oil or gas drilling in new areas until the completion of the investigation into the explosion and oil release in the Gulf of Mexico. Although we do not currently operate our drilling rigs in these regions, we may in the future and, in any event, such investigations can have a substantial impact on the offshore oil and gas industry worldwide. Such ongoing investigations and proceedings may result in significant changes to existing laws and regulations and substantially stricter governmental regulation of, or restrictions on, our drilling units. For example, BP PLC, the rig operator of the Deepwater Horizon, has reached an agreement with the U.S. government to establish a claims fund of $20 billion, which far exceeds the $75 million strict liability limit set forth under the OPA. Amendments to existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas, may be highly restrictive and require costly compliance measures and could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such amended or new legislation or regulations.
Acts of terrorism and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.
     Acts of terrorism and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. Our drilling operations could also be targeted by acts of piracy. In addition, acts of terrorism and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower day-rates. Insurance premiums could increase and coverage may be unavailable in the future. U.S. government regulations may effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future. Increased insurance costs or increased cost of compliance with applicable regulations may have a material adverse effect on our results of operations.
Hurricanes may impact our ability to operate our drilling units in the Gulf of Mexico or other U.S. coastal waters, which could reduce our revenues and profitability.
     Hurricanes Ivan, Katrina, Rita, Gustav and Ike caused damage to a number of drilling units in the Gulf of Mexico. Drilling units that were moved off their locations during the hurricanes damaged platforms, pipelines, wellheads and other drilling units. The Minerals Management Service of the U.S. Department of the Interior, or the MMS, issued guidelines for tie-downs on drilling units and permanent equipment and facilities attached to outer continental shelf production platforms, and moored drilling rig fitness that apply through the 2013 hurricane season. These guidelines effectively imposed new requirements on the offshore oil and natural gas industry in an attempt to improve the stations that house the moored units and increase the likelihood of survival of offshore drilling units during a hurricane. The guidelines also provided for enhanced information and data requirements from oil and natural gas companies operating properties in the Gulf of Mexico. The Bureau of Ocean Energy Management, Regulation and Enforcement, or the BOE, as the MMS has been renamed, may issue similar guidelines for future hurricane seasons and may take other steps that could increase the cost of operations or reduce the area of operations for our ultra-deepwater drilling units, thus reducing their marketability. Implementation of new BOE guidelines or regulations that may apply to ultra-deepwater drilling units may subject us to increased costs and limit the operational capabilities of our drilling units. The Company’s drilling rigs do not currently operate in the Gulf of Mexico or other U.S. Coastal waters but may do so in the future.
Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

     The shipment of goods, services and technology across international borders subjects our offshore drilling segment to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities.
     The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations also could result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.
Company Specific Risk Factors
We have not been in compliance with financial covenants contained in our credit facilities.
     Our credit facilities, which are secured by mortgages on our vessels, require us to maintain specified financial ratios, mainly to ensure that the market value of the mortgaged vessels or drilling units under the applicable credit facility, determined in accordance with the terms of that facility, does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as a value maintenance clause, and to satisfy certain other financial covenants. In general, these financial covenants require us to maintain (i) minimum liquidity; (ii) a minimum market adjusted equity ratio; (iii) a minimum interest coverage ratio; (iv) a minimum market adjusted net worth and (v) a minimum debt service coverage ratio.
     As a result of the recent drop in vessel values, we were in breach of covenants contained in certain of our loan agreements, for each of which we have obtained waivers expiring between September 30, 2010 and March 31, 2012. A violation of these covenants constitutes an event of default under our credit facilities, which, unless waived by our lenders, provides our lenders with the right to require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels, which would impair our ability to continue to conduct our business. A total of $1.1 billion of our indebtedness as of June 30, 2010 has been reclassified as current liabilities as a result of our non-compliance with financial covenants contained in our loan agreements.
     Prevailing charter rates, which are a principal factor impacting vessel values, have been extremely volatile in recent years and are largely dependent on global economic activity, particularly in China. Charter rates and vessel values, particularly in the drybulk sector, may remain at low levels for an extended period of time, in which case it may be difficult for us to comply with the financial and other covenants in our loan agreements absent extensions of the existing waivers. There can be no assurance that our lenders will extend these waivers, if we are not in compliance with our secured loan agreements, as they expire.
     Furthermore, all of our loan agreements contain a cross-default provision that may be triggered by a default under one of our other loan agreements. A cross-default provision means that a default on one loan would result in a default on all of our other loans. Because of the presence of cross default provisions in all of our loan agreements, the refusal of any one lender to grant or extend a waiver could result in all of our indebtedness being accelerated even if our other lenders have waived covenant defaults under the respective loan agreements.
     If our indebtedness is accelerated, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens. In addition, if the fair value of our vessels, which is calculated using undiscounted cash flows, deteriorates significantly from their currently depressed levels, we may have to record a further impairment adjustment to our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.
Our inability to comply with certain financial and other covenants under our loan agreements raises substantial doubt about our ability to continue as a going concern.
     As discussed above, we have been in breach of certain financial and other covenants contained in our loan agreements as a result of the decline in the drybulk charter market and related decline in vessel values in the drybulk sector and have obtained waivers which expire between 2010 and 2012. When the waivers expire we may be unable to meet the financial and other covenants contained in our loan agreements for the foreseeable future and our lenders may choose to accelerate our indebtedness. Therefore, our ability to continue as a going concern is dependent on management’s ability to successfully generate revenue and to meet our obligations as they become due and the continued support of our lenders. Our independent registered public accounting firms for the fiscal year ended December 31, 2009 have issued their respective opinions with an explanatory paragraph in connection with our financial statements included in our most recent annual report on Form 20-F that expresses substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of our inability to continue as a going concern. However, there is a material uncertainty related to events or conditions which raises significant doubt on our ability to continue as a going concern and, therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business.
As a result of our inability to comply with certain financial and other covenants under our loan agreements a significant amount of our indebtedness was reclassified as current liabilities as of June 30, 2010.
     A total of $1.3 billion and $1.1 billion of our indebtedness as of December 31, 2009 and June 30, 2010, respectively, has been reclassified as current liabilities as a result of our non-compliance with financial covenants contained in our loan agreements. As a result of this reclassification we had a working capital deficit of $715.4 million and $832.7 as of December 31, 2009 and June 30, 2010, respectively. As a result of our working capital deficit for the year ended December 31, 2009, our independent registered public accounting firms included an explanatory paragraph in their respective opinions on our most recently audited consolidated financial statements for the year ended December 31, 2009 that expressed substantial doubt about our ability to continue as a going concern. Charter rates and vessel values, particularly in the drybulk sector, may remain at low levels for an extended period of time, in which case it may be difficult for us to comply with the financial and other covenants in our loan agreements absent extensions of the existing waivers.
Our credit facilities and waivers impose operating and financial restrictions on us, and if we receive additional waivers and/or amendments to our loan agreements, our lenders may impose additional operating and financial restrictions on us and/or modify the terms of our existing loan agreements.
     In addition to certain financial covenants relating to our financial position, operating performance and liquidity, the restrictions contained in our loan agreements limit our ability to, among other things:
•	pay dividends to investors or make capital expenditures if we do not repay amounts drawn under the credit facilities, if there is a default under the credit facilities or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell or otherwise change the ownership of our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person;

•	drop below certain minimum cash deposits, as defined in our credit facilities; and/or

•	receive dividends from certain subsidiaries.
     Therefore, we will need to seek permission from our lenders in order to engage in certain corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness. These potential restrictions and requirements may limit our ability to pay dividends, if any, in the future to you, fianance our future operations, make acquisitions or pursue business opportunities.
     Our ability to comply with the covenants and restrictions contained in our credit facilities may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under the agreements governing our indebtedness, including a default under our credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying dividends in the future. If we are unable to repay indebtedness the lenders under our credit facilities could proceed against the collateral securing that indebtedness. In any such case, we may be unable to repay the amounts due under our credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates and dayrates, our ability to obtain charters and drilling contracts, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.
The failure of our counterparties to meet their obligations under our time charter agreements could cause us to suffer losses or otherwise adversely affect our business.
     Thirty-five of our drybulk vessels are currently employed under time charters, two of our drybulk vessels are currently employed on bareboat charters, one of our vessels is currently employed in the spot market pending delivery to its new owner and our two drill rigs are under contracts for two and three years. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the overall financial condition of the counterparties. In addition, in challenging market conditions, there have been reports of charterers, including some of our charterers, renegotiating their charters or defaulting on their obligations under charters and our customers may fail to pay charterhire or attempt to renegotiate charter rates. The time charters on which we deploy 21 of the vessels in our fleet provide for charter rates that are significantly above current market rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters would be at lower rates given currently decreased charter rate levels, particularly in the drybulk carrier market. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and comply with covenants in our credit facilities.
We are subject to certain risks with respect to our counterparties on drilling contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.
     In addition to time charters, we enter into drilling services contracts with our customers, newbuilding contracts with shipyards, interest rate swap agreements and forward exchange contracts, and have employed and may employ our drilling rigs and newbuild drillships on fixed-term and well contracts. Our drilling contracts, newbuilding contracts, and hedging agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore contract drilling industry, the overall financial condition of the counterparty, the day-rates received for specific types of drilling rigs and drillships and various expenses. In addition, in depressed market conditions, our customers may no longer need a drilling unit that is currently under contract or may be able to obtain a comparable drilling unit at a lower day-rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Substantial debt levels could affect our ability to pay dividends and limit our flexibility to obtain additional financing and pursue other business opportunities.
     As of June 30, 2010, we had outstanding indebtedness of $2.9 billion and we expect to incur additional indebtedness as we further grow our fleet as market conditions warrant. This level of debt could have important consequences to us, including the following:
•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.
     Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the level of future interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.
We have significant indebtedness and payment obligations relating to four drillships under construction for Ocean Rig UDW.
     Our subsidiary, Ocean Rig UDW, has contracts for construction of the four drillships, Hulls 1837, 1838, 1865 and 1866, scheduled to be delivered in December 2010, March 2011, July 2011 and September 2011, respectively. As of June 30, 2010, we owe an additional $0.8 billion in installment payments due within the next year and $0.7 billion of newbuilding installment payments due thereafter. We have entered into two separate credit facilities, each in the amount of $562.5 million, to finance the installment payments to Hulls 1865 and 1866. This indebtedness is in addition to the indebtedness we have incurred and will incur to finance our drybulk fleet and its operations, may adversely affect our ability to comply with our loan covenants and service our indebtedness and would adversely impact our profitability and cash flows. Our lenders are not required to fund certain drawdowns by us under these loan agreements, all previous and future draw downs under the facility must be fully cash collateralized and we would be required to repay all outstanding amounts in the event we do not obtain employment contracts by the earlier of April 30, 2011 or the delivery of the applicable drillship for these drillships at specified minimum day rates with charterers that are satisfactory to such lenders. Under the loan agreements, the employment contract must have minimum day rates with counterparties that are satisfactory to the lenders. These minimum day rates are above current day rates available in the market. If for any reason we fail to take delivery of the four newbuilding drillships, we would be prevented from realizing potential revenues from these projects and could also lose our deposit money, which as of June 30, 2010 amounted to $1.4 billion, and we may incur additional liability and costs.
No financing has been arranged for the construction of our two newbuilding drillships, Hulls 1837 and 1838.

     Ocean Rig UDW owns the equity interests of DrillShips Holdings Inc., or DrillShips Holdings, which owns contracts for the construction of two drillships, identified as Hull 1837 and Hull 1838, scheduled to be delivered in December 2010 and March 2011, respectively. As of June 30, 2010, $719.3 million was paid in yard installments for these hulls, which was financed by $230.0 million in debt and $489.3 million in equity contributions. In connection with the acquisition of these drillships, we have assumed yard obligations totalling approximately $693.5 million as of June 30, 2010. We have not yet obtained financing for the remaining yard obligations due during 2010 and 2011 for Hulls 1837 and 1838. In the current challenging financing environment, it may be difficult to obtain secured debt to finance these purchases or raise debt or equity in the capital markets. If we fail to secure financing for the two newbuilding drillships, Hulls 1837 and 1838, we could also lose our deposit money, which as of June 30, 2010 amounted to $719.3 million, and we may incur additional liability and costs.
We do not yet have employment contracts for our four newbuilding drillships and decreases in the price of crude oil may affect our ability to charter these drillships and the revenues that we are able to earn from our drilling rigs.
     Changes in crude oil prices often affect oil exploration and drilling activities that, in turn, drive changes in the contract rates for oil drilling equipment, such as deep sea oil rigs and drillships, or, possibly, cause the suspension of exploration and drilling programs. Such changes and any such suspension could affect the rates which we receive for any rigs when their contracts expire, with the result that we would recognize less revenue from their operations. We have not yet secured employment contracts for any of the four newbuilding drillships. If the price of crude oil were to again fall to depressed levels, we may not be able to negotiate charter agreements for Hulls 1837, 1838, 1865 or 1866 at attractive rates or at all. On April 8, 2009, we entered into a three-year contract with Petróleo Brasileiro for the employment of the Leiv Eiriksson for exploration drilling in the Black Sea at a maximum day-rate of $583,000, including an 8% bonus based on operational performance. The contract commenced on October 27, 2009. As of December 31, 2009, the contract for the Eirik Raude was amended to an average day-rate of $639,000 per day assuming 100% utilization, effective until the expiration of the contract in October 2011.
Construction of drillships is subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.
     We, through our subsidiaries, have entered into contracts with Samsung Heavy Industries Co. Ltd., or Samsung Heavy Industries, for the construction of four ultra-deepwater newbuilding drillships, which we expect to take delivery of in December 2010, March 2011, July 2011 and September 2011, respectively. Currently, each of these newbuilding drillships is expected to be delivered to us on-time.
     From time to time in the future, we may undertake new construction projects and conversion projects. In addition, we make significant upgrade, refurbishment, conversion and repair expenditures for our fleet from time to time, particularly as our drilling units become older. Some of these expenditures are unplanned. These projects together with our existing construction projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:
•	shipyard unavailability;

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	latent damages or deterioration to the hull, equipment and machinery in excess of engineering estimates and assumptions;

•	work stoppages;

•	client acceptance delays;

•	weather interference or storm damage;

•	disputes with shipyards and suppliers;

•	shipyard failures and difficulties;

•	failure or delay of third-party equipment vendors or service providers;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals or in meeting permit or approval conditions.
     These factors may contribute to cost variations and delays in the delivery of our ultra-deepwater newbuilding drillships. Delays in the delivery of these newbuilding drillships or the inability to complete construction in accordance with their design specifications may, in some circumstances, result in a delay in contract commencement, resulting in a loss of revenue to us, and may also cause customers to renegotiate, terminate or shorten the term of a drilling contract for the drillship pursuant to applicable late delivery clauses. In the event of termination of one of these contracts, we may not be able to secure a replacement contract on as favorable terms. Additionally, capital expenditures for drillship upgrades, refurbishment and construction projects could materially exceed our planned capital expenditures. Moreover, our drillships that may undergo upgrade, refurbishment and repair may not earn a day-rate during the periods they are out of service. In addition, in the event of a shipyard failure or other difficulty, we may be unable to enforce certain provisions under our newbuilding contracts such as our refund guarantee, to recover amounts paid as installments under such contracts. The occurrence of any of these events may have a material adverse effect on our results of operations, financial condition or cash flows.
Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.
     While we have the right to inspect previously owned vessels prior to our purchase of them and we intend to inspect all secondhand vessels that we acquire in the future, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into dry dock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.
New technologies may cause our current drilling methods to become obsolete, resulting in an adverse effect on our business.
     The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage and competitive pressures may force us to implement new technologies at substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to benefit from technological advantages and implement new technologies before we can. We may not be able to implement technologies on a timely basis or at a cost that is acceptable to us.
Our earnings may be adversely affected if we are not able to take advantage of favorable charter rates.
     We charter our drybulk carriers to customers primarily pursuant to long-term or short-term time charters, which generally last from several days to several weeks, and long-term time charters, which can last up to several years. As of August 31, 2010, 35 of our drybulk vessels were employed under time charters with an average duration of two years. We may in the future extend the charter periods for additional vessels in our fleet. Our vessels that are committed to longer-term charters may not be available for employment on short-term charters during periods of increasing short-term charter hire rates when these charters may be more profitable than long-term charters.
We may expand into the oil tanker, product tanker or container shipping sectors, which are currently at depressed levels and could have an adverse effect on our business, results of operation and financial condition.

     We may expand into the oil tanker, product tanker or container shipping sectors if attractive vessel acquisition opportunities arise. The charter markets for crude oil carriers and product tankers have deteriorated significantly since summer 2008 and are currently at depressed levels. These markets may be further depressed in 2011 given the significant number of newbuilding vessels scheduled to be delivered. Attractive investment opportunities in these sectors may reflect these depressed conditions, however, the return on any such investment would be highly uncertain in this extremely challenging operating environment. Our company has not previously operated vessels in these sectors, which are intensely competitive, have unique operational risks and are highly dependent on the availability of and demand for crude oil and petroleum products as well as being significantly impacted by the availability of modern tanker capacity and the scrapping, conversion or loss of older vessels. An inability to successfully execute any expansion into these sectors could be costly, distract us from our drybulk and drill rig business and divert management resources, each of which could have an adverse effect on our business, results of operation and financial condition.
Our board of directors has determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry, and until such market conditions improve, it is unlikely that we will reinstate the payment of dividends.
     In light of a lower freight rate environment and a highly challenged financing environment, our board of directors, beginning with the fourth quarter of 2008, has suspended our common share dividend. Our dividend policy will be assessed by the board of directors from time to time. The suspension allows us to preserve capital and use the preserved capital to capitalize on market opportunities as they may arise. Until market conditions improve, it is unlikely that we will reinstate the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan agreements, may limit our ability to pay dividends. Further, we may not be permitted to pay dividends if we are in breach of the covenants contained in our loan agreements. The waivers of our non-compliance with the covenants in our loan agreements that we received from our lenders prohibit us from paying dividends.
Investment in derivative instruments such as freight forward agreements could result in losses.
     From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner’s exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operations and cash flows.
The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.
     We have entered into 34 interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to indebtedness under our credit facilities, which were advanced at a floating rate based on LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Some of our existing interest rate swaps do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes. We recognize fluctuations in the fair value of these contracts in our statement of operations. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements, under which loans have been advanced at a floating rate based on LIBOR and for which we have not entered into an interest rate swap or other hedging arrangement. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations. At June 30, 2010, the fair value of our interest rate swaps was a liability of $245.1 million.

We depend entirely on Cardiff to manage and charter our drybulk fleet.
     With respect to our operations in the drybulk shipping sector, we currently have five employees, our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, our Senior Vice President Head of Accounting and Reporting and our Internal Auditor. We subcontract the commercial and technical management of our drybulk fleet, including crewing, maintenance and repair to Cardiff. Seventy percent of the issued and outstanding capital stock of Cardiff is owned by a foundation which is controlled by George Economou, our Chairman and Chief Executive Officer, and a director of our Company. The remaining 30% of the issued and outstanding capital stock of Cardiff is owned by a company controlled by the sister of Mr. Economou, who is also a director of our Company. The loss of Cardiff’s services or its failure to perform its obligations to us could materially and adversely affect the results of our operations. Although we may have rights against Cardiff if it defaults on its obligations to us, you will have no recourse against Cardiff. Further, we are required to seek approval from our lenders to change our manager.
     Under our management agreements with Cardiff, Cardiff shall not be liable to us for any losses or damages arising in the course of its performance under the agreement unless such loss or damage is proved to have resulted from the negligence, gross negligence or willful default by Cardiff, its employees or agents and in such case Cardiff’s liability per incident or series of incidents is limited to a total of ten times the annual management fee payable under the relevant agreement. The management agreements further provide that Cardiff shall not be liable for any of the actions of the crew, even if such actions are negligent, grossly negligent or willful, except to the extent that they are shown to have resulted from a failure by Cardiff to perform its obligations with respect to management of the crew. Except to the extent of the liability cap described above, we have agreed to indemnify Cardiff and its employees and agents against any losses incurred in the course of the performance of the agreement.
Cardiff is a privately held company and there is little or no publicly available information about it.
     The ability of Cardiff to provide services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Cardiff’s financial strength, and because it is privately held it is unlikely that information about its financial strength would become public unless Cardiff began to default on its obligations. As a result, an investor in our shares might have little advance warning of problems affecting the Cardiff, even though these problems could have a material adverse effect on us.
We are dependent upon key management personnel, particularly our Chairman and Chief Executive Officer Mr. George Economou.
     Our continued operations depend to a significant extent upon the abilities and efforts of our Chairman and Chief Executive Officer, Mr. George Economou. The loss of Mr. Economou’s services to our Company could adversely affect our discussions with our lenders and management of our fleet during this difficult economic period and, therefore, could adversely affect our business prospects, financial condition and results of operations. We do not currently, nor do we intend to, maintain “key man” life insurance on any of our personnel, including Mr. Economou.
Our Chairman, Chief Executive Officer has affiliations with Cardiff which could create conflicts of interest.
     Our majority shareholder is controlled by Mr. George Economou who controls four entities that, in the aggregate, are deemed to beneficially own, directly or indirectly, approximately 13.9% of our outstanding common shares as of August 31, 2010 and a foundation that owns 70% of Cardiff. Mr. Economou is also our Chairman, Chief Executive Officer and a director of our Company. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and Cardiff, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus drybulk carriers managed by other companies affiliated with Cardiff and Mr. Economou.
     In particular, Cardiff may give preferential treatment to vessels that are beneficially owned by related parties because Mr. Economou and members of his family may receive greater economic benefits.
We may have difficulty managing our planned growth properly.
     We intend to continue to grow our fleet. Our future growth will primarily depend on our ability to:
•	locate and acquire suitable vessels;

•	identify and consummate acquisitions or joint ventures;

•	enhance our customer base;

•	manage our expansion; and

•	obtain required financing on acceptable terms.
     Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We may be unable to successfully execute our growth plans or we may incur significant expenses and losses in connection with our future growth which would have an adverse impact on our financial condition and results of operations.
     If any of our drybulk carriers or drilling units fail to maintain their class certification and/or fail any annual survey, intermediate survey, dry docking or special survey, that vessel or unit would be unable to carry cargo or operate, thereby reducing our revenues and profitability and violating certain covenants under our credit facilities.
     The hull and machinery of every commercial drybulk vessel and drilling unit must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention, or SOLAS. All of our drybulk vessels are certified as being “in class” by all the major Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping). Both our drilling rigs are certified as being “in class” by De Norske Veritas (DNV). The Leiv Eiriksson completed the 5-year class in 2006 and the Eirik Raude in 2007.
     A drybulk vessel must undergo annual surveys, intermediate surveys, dry dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry docked every two to three years for inspection of the underwater parts of such vessel.
     If any drybulk vessel or drilling unit does not maintain its class and/or fails any annual survey, intermediate survey, dry docking or special survey, the vessel will be unable to carry cargo between ports, or operate, and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry cargo or be employed, or operate, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
The aging of our drybulk carrier fleet may result in increased operating costs or loss of hire in the future, which could adversely affect our earnings.
     In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of August 31, 2010, the 38 vessels in our drybulk carrier fleet had an average age of 8.1 years. As our fleet ages we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
     In addition, charterers actively discriminate against hiring older vessels. For example, Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton which has become the major vetting service in the drybulk shipping industry, ranks the suitability of vessels based on a scale of one to five stars. Most major carriers will not charter a vessel that Rightship has vetted with fewer than three stars. Rightship automatically downgrades any vessel over 18 years of age to two stars, which significantly decreases its chances of entering into a charter. Therefore, as our vessels approach and exceed 18 years of age, we may not be able to operate these vessels profitably during the remainder of their useful lives.
Our vessels may suffer damage and we may face unexpected dry docking costs, which could adversely affect our cash flow and financial condition.
     If our vessels suffer damage, they may need to be repaired at a dry docking facility. The costs of dry dock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends, if any, in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay dry docking costs not covered by our insurance.
     If our drilling rigs suffer damage, they may need to be repaired at a yard facility. The costs of discontinued operations due to repairs are unpredictable and can be substantial. The loss of earnings while our rigs are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends, if any, in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.
Our drilling rigs and our drillships following their delivery to us may suffer damage and we may face unexpected yard costs, which could adversely affect our cash flow and financial condition.
     If our drilling rigs and our drillships following their delivery to us suffer damage, they may need to be repaired at a yard. The costs of yard repairs are unpredictable and can be substantial. The loss of earnings while our drilling rigs and drillships are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay dry docking costs not covered by our insurance.
We may not be able to maintain or replace our drilling units as they age.
     The capital associated with the repair and maintenance of our fleet increases with age. We may not be able to maintain our existing drilling units to compete effectively in the market, and our financial resources may not be sufficient to enable us to make expenditures necessary for these purposes or to acquire or build replacement drilling units.
     Currently, our revenues from the offshore drilling segment depend on two drilling rigs, which are designed to operate in harsh environments. The damage or loss of either of these drilling rigs could have a material adverse effect on our results of operations and financial condition.
     Our revenues from the offshore drilling segment are dependent on two drilling rigs, the Eirik Raude, which is currently operating offshore Ghana, and the Leiv Eiriksson, which is currently operating in the Black Sea. Both drilling rigs may be exposed to risks inherent in deepwater drilling and operating in harsh environments that may cause damage or loss. The drilling of oil and gas wells, particularly exploratory wells where little is known of the subsurface formations involves risks, such as extreme pressure and temperature, blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch-throughs, craterings, fires, explosions, pollution and natural disasters such as hurricanes and tropical storms. In addition, offshore drilling operations are subject to perils peculiar to marine operations, either while on-site or during mobilization, including capsizing, sinking, grounding, collision, marine life infestations, and loss or damage from severe weather. The replacement or repair of a rig could take a significant amount of time, and we may not have any right to compensation for lost revenues during that time, despite our comprehensive loss of hire insurance policy. As long as we have only two drilling rigs in operation, loss of or serious damage to one of the drilling rigs could materially reduce our revenues in our offshore drilling segment for the time that a rig is out of operation. In view of the sophisticated design of the drilling rigs, we may be unable to obtain a replacement rig that could perform under the conditions that our drilling rigs are expected to operate, which could have a material adverse effect on our results of operations and financial condition.
Our customers may seek to cancel or renegotiate some of our drilling contracts during periods of depressed market conditions or if we experience downtime, operational difficulties, or safety-related issues.

     Currently, our contracts with customers are day-rate contracts, where we charge a fixed charge per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a unit that is currently under contract or may be able to obtain a comparable unit at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. None of our customers has attempted to renegotiate their contracts with us. In addition, our customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime or operational problems above the contractual limit or in the case of specified safety-related issues, if the unit is a total loss, if the unit is not delivered to the customer or, in certain circumstances, does not pass acceptance testing within the period specified in the contract or in other specified circumstances, which include events beyond the control of either party. Our contracts with our customers may include terms allowing them to terminate contracts with little or no prior notice and without penalty or early termination payments.
     In addition, we could be required to pay penalties, which could be material, if some of our contracts with our customers are terminated due to downtime, operational problems or failure to deliver. Some of our other contracts with customers may be cancelable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract. In addition, a customer that is the subject of a bankruptcy filing may elect to reject its drilling contract. Early termination of a contract may result in a unit being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially similar terms, or at all, we may not ultimately realize our current backlog of contracted drilling revenue and our revenues and profitability could be materially reduced.
In the event Samsung does not perform under its agreements with us and we are unable to enforce certain refund guarantees, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.
     Currently, we own newbuilding contracts with Samsung, which is located in South Korea, for the construction of four advanced capability ultra-deepwater drillships identified as Samsung Hulls 1837, 1838, 1865 and 1866. Delivery of these newbuilding drillships is scheduled for December 2010, March 2011, July 2011 and September 2011, respectively. As of June 30, 2010, we have made total yard payments in the amount of approximately $1.4 billion and we have remaining yard payments in the amount of $1.5 billion before we take possession of the drillships. In the event Samsung does not perform under its agreements with us and we are unable to enforce certain refund guarantees due to an outbreak of war, bankruptcy or otherwise, we may lose all or part of our investment, which would have a material adverse effect on our results of operations, financial condition and cash flows.
We are exposed to U.S. Dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.
     We generate all of our revenues in U.S. Dollars but currently incur approximately 50% of our operating expenses and the majority of our general and administrative expenses in currencies other than the U.S. Dollar, primarily the Euro. Our principal currency for our operations and financing for the offshore drilling sector is the U.S. Dollar. The day-rates for the drilling rigs, our principal source of revenues in the offshore drilling sector, are quoted and received in U.S. Dollars. The principal currency for operating expenses in the offshore drilling sector is also the U.S. Dollar; however, a significant portion of employee salaries and administration expenses, as well as parts of the consumables and repair and maintenance expenses for the drilling rigs, are paid in Norwegian Kroner (NOK), Great British Pound (GBP), Canadian dollar (CAD) and Euro (EUR). Because a significant portion of our expenses are incurred in currencies other than the U.S. Dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. Dollar and the Euro, which could affect the amount of net income that we report in future periods. We use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.
     LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.
     Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.
     We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or pay dividends, if any, in the future.
     We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments, if any, in the future depends on our subsidiaries and their ability to distribute funds to us. Under the waivers of our non-compliance with covenants in our loan agreements, we are prohibited from paying dividends during the waiver period. Furthermore, certain of our subsidiaries are obligated to use their surplus cash to prepay the balance on their long-term loans. If we are unable to obtain funds from our subsidiaries, our board of directors may not exercise its discretion to pay dividends in the future. We do not intend to obtain funds from other sources to pay dividends, if any, in the future. In addition, the declaration and payment of dividends, if any, in the future will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend and dividends may be declared and paid out of our operating surplus; but in this case, there is no such surplus. Dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Our ability to pay dividends, if any, in the future will also be subject to our satisfaction of certain financial covenants contained in our credit facilities and certain waivers related thereto. We may be unable to pay dividends in the anticipated amounts or at all.
As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.
     Our current operating and financial systems may not be adequate as we expand the size of our fleet and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional seafarers and shoreside administrative and management personnel. We may be unable to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance and our ability to pay dividends, if any, in the future may be adversely affected.
U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.
     A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

     Based on our method of operation, we do not believe that we are, have been or will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time and voyage chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time and voyage chartering activities does not constitute passive income, and the assets that we own and operate in connection with the production of that income do not constitute assets that produce or are held for production of passive income.
     There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.
     If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under the section entitled “Taxation” in our annual report on Form 20-F for the year ended December 31, 2009 filed on April 9, 2010, such shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the U.S. shareholder’s holding period of our common shares. See the section entitled “Taxation” in our annual report on Form 20-F for the year ended December 31, 2009 filed on April 9, 2010 for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.
We may have to pay tax on United States source shipping income, which would reduce our earnings.
     Under the U.S. Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel-owning or -chartering corporation, such as ourselves and certain of our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% U.S. federal income tax without allowance for any deductions, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder.
     We expect that we and each of our vessel-owning subsidiaries qualify for this statutory tax exemption and we have taken and intend to continue to take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S. source shipping income. For example, we would no longer qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a five percent or greater interest in our common stock owned, in the aggregate, 50% or more of our outstanding common stock for more than half of the days during the taxable year. Due to the factual nature of the issues involved, it is possible that our tax-exempt status or that of any of our subsidiaries may change.
     If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% (i.e., 50% of 4%) U.S. federal income tax on our gross shipping income attributable to transportation that begins or ends, but that does not both begin and end, in the United States. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.
The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.
     Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to non-corporate U.S. shareholders. In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011 or later will be taxed at graduated tax rates applicable to ordinary income.

     In addition, legislation has been proposed in the U.S. Congress that would, if enacted, deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation if the non-U.S. corporation is created or organized under the laws of a jurisdiction that does not have a comprehensive income tax system. Because the Marshall Islands imposes only limited taxes on entities organized under its laws, it is likely that if this legislation were enacted, the preferential tax rates of federal income tax may no longer be applicable to distributions received from us. As of the date of this prospectus, it is not possible to predict with certainty whether this proposed legislation will be enacted.
A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate our drilling rigs could result in a high tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations.
     We conduct our worldwide drilling operations through various subsidiaries. Tax laws and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon our interpretation of tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, or in the valuation of our deferred tax assets, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings in our offshore drilling segment, and such change could be significant to our financial results. If any tax authority successfully challenges our operational structure, inter-company pricing policies or the taxable presence of our key subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, particularly in the United States, Canada, the United Kingdom, or Norway, our effective tax rate on our worldwide earnings from our offshore drilling operations could increase substantially and our earnings and cash flows from these operations could be materially adversely affected.
     Our subsidiaries that provide services relating to drilling may be subject to taxation in the jurisdictions in which such activities are conducted. Such taxation would result in decreased earnings available to our shareholders. Ocean Rig ASA has transferred the domicile of its subsidiaries that own, directly or indirectly, the Leiv Eiriksson and the Eirik Raude to the Republic of the Marshall Islands. The Leiv Eiriksson and the Eirik Raude were transferred to the Marshall Island entities in December 2008 and the remainder of the rig-owning structure has been reorganized under Marshall Island entities during 2009.
     Investors are encouraged to consult their own tax advisors concerning the overall tax consequences of the ownership of our common stock arising in an investor’s particular situation under U.S. federal, state, local and foreign law.
A spin-off of our subsidiary, Ocean Rig UDW, may have adverse tax consequences to shareholders.
     We may distribute, or spin-off, a minority voting and economic interest in our subsidiary, Ocean Rig UDW formerly known as Primelead Shareholders Inc., sometime in 2011. A spin-off of Ocean Rig UDW may be a taxable transaction to our shareholders depending upon their country of residence. A shareholder may recognize taxable gain and be subject to tax as a result of receiving shares of Ocean Rig UDW in the spin-off, notwithstanding that cash had not been received. In addition, after the spin-off, Ocean Rig UDW may be treated as a PFIC, which would have adverse U.S. federal income tax consequences to a U.S. share holder of Ocean Rig UDW. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such U.S. shareholders would be subject to U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of shares of Ocean Rig UDW, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period in such shares. In the alternative, Ocean Rig UDW may issue shares of its common stock in a public offering. If as a result of such issuance, our ownership of Ocean Rig UDW was reduced to less than 25% of its outstanding capital stock, our ownership of Ocean Rig UDW common stock could be treated as a passive asset for purposes of determining whether we are a PFIC for U.S. federal income tax purposes.
Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the offshore drilling contract industry.

     We maintain insurance in accordance with industry standards. Our insurance is intended to cover normal risks in our current operations, including insurance against property damage, loss of hire, war risk and third-party liability, including pollution liability.
     Although we have obtained insurance for the full assessed market value of our drilling units, insurance coverage may not, under certain circumstances, be available, and if available, may not provide sufficient funds to protect us from all losses and liabilities that could result from our operations. We have also obtained loss of hire insurance which becomes effective after 45 days of downtime and coverage extends for approximately one year. The principal risks which may not be insurable are various environmental liabilities and liabilities resulting from reservoir damage caused by our negligence. Moreover, our insurance provides for premium adjustments based on claims and is subject to deductibles and aggregate recovery limits. In the case of pollution liabilities, our deductible is $10,000 per event and $250,000 for protection and indemnity claims brought before any U.S. jurisdiction. Our aggregate recovery limits are $625 million for oil pollution and $500 million for all other claims under our protection and indemnity insurance which is provided by mutual protection and indemnity associations. Our deductible is $1.5 million per hull and machinery insurance claim. Our insurance coverage may not protect fully against losses resulting from a required cessation of rig operations for environmental or other reasons. The occurrence of a casualty, loss or liability against which we may not be fully insured could significantly reduce our revenues, make it financially impossible for us to obtain a replacement rig or to repair a damaged rig, cause us to pay fines or damages which are generally not insurable and that may have priority over the payment obligations under our indebtedness or otherwise impair our ability to meet our obligations under our indebtedness and to operate profitably. Insurance may not be available to us at all or on terms acceptable to us, we may not maintain insurance or, if we are so insured, our policy may not be adequate to cover our loss or liability in all cases.
We may be subject to premium payment calls because we obtain some of our insurance through protection and indemnity associations.
     For the drybulk vessels, we may be subject to increased premium payments, or calls, in amounts based on our claim records as well as the claim records of other members of the protection and indemnity associations in the International Group, which is comprised of 13 mutual protection and indemnity associations and insures approximately 90% of the world’s commercial tonnage and through which we receive insurance coverage for tort liability, including pollution-related liability, as well as actual claims. Although there is no cap to the amount of such supplemental calls, historically, supplemental calls for our fleet have ranged from 0%-40% of the annual insurance premiums, and in no year were such amounts material to the results of our operations. For the drilling units, we may be subject to increased premium payments, or calls, in amounts based on our claim records.
Our customers may be involved in the handling of environmentally hazardous substances and if discharged into the ocean may subject us to pollution liability which could have a negative impact on our cash flows, results of operations and ability to pay dividends, if any, in the future.
     Our operations may involve the use or handling of materials that may be classified as environmentally hazardous substances. Environmental laws and regulations applicable in the countries in which we conduct operations have generally become more stringent. Such laws and regulations may expose us to liability for the conduct of or for conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such actions were taken.
     During our drilling operations in the past, we, through our subsidiary Ocean Rig, have caused the release of oil, waste and other pollutants into the sea and into protected areas, such as the Barents Sea where on April 12, 2005, we discharged less than one cubic meter of hydraulic oil. While we conduct maintenance on our drilling rigs in an effort to prevent such releases, future releases could occur, especially as our rigs age. Such releases may be large in quantity, above our permitted limits or in protected or other areas in which public interest groups or governmental authorities have an interest. These releases could result in fines and other costs to us, such as costs to upgrade our drilling rigs, costs to clean up the pollution, and costs to comply with more stringent requirements in our discharge permits. Moreover, these releases may result in our customers or governmental authorities suspending or terminating our operations in the affected area, which could have a material adverse effect on our business, results of operation and financial condition.

     We expect that we will be able to obtain some degree of contractual indemnification from our customers in most of our drilling contracts against pollution and environmental damages. But such indemnification may not be enforceable in all instances, the customer may not be financially capable in all cases of complying with its indemnity obligations or we may not be able to obtain such indemnification agreements in the future.
     Failure to attract or retain key personnel, labor disruptions or an increase in labor costs could hurt our operations in the offshore drilling sector.
     We require highly skilled personnel to operate and provide technical services and support for our business in the offshore drilling sector worldwide. We had at August 31, 2010 approximately 473 skilled employees in our offshore drilling sector, the majority of whom are employed on the Leiv Eiriksson and the Eirik Raude. Competition for the labor required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. If turnover increases, we could see a reduction in the experience level of our personnel, which could lead to higher downtime, more operating incidents and personal injury and other claims, which in turn could decrease revenues and increase costs. In addition, labor disruptions could hinder our operations from being carried out normally and if not resolved in a timely cost-effective manner, could have a material impact our business. In response to these labor market conditions, we are increasing efforts in our recruitment, training, development and retention programs as required to meet our anticipated personnel needs for offshore drilling. If these labor trends continue, we may experience further increases in costs or limits on operations in the offshore drilling sector. Some of our employees are covered by collective bargaining agreements. If we choose to cease operations in one of those countries or if market conditions reduce the demand for our drilling services in such a country, we would incur costs, which may be material, associated with workforce reductions. In addition, upon their expiration, these agreements may be renegotiated, and as a result, we could experience higher personnel expenses, other increased costs and increased operating restrictions, which may be material to our business in the offshore drilling sector.
Our operating and maintenance costs with respect to our offshore drilling rigs will not necessarily fluctuate in proportion to changes in operating revenues, which may have a material adverse effect on our results of operations, financial condition and cash flows.
     Our operating and maintenance costs with respect to our offshore drilling rigs will not necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in day-rate. However, costs for operating a rig are generally fixed or only semi-variable regardless of the day-rate being earned. In addition, should our drilling units incur idle time between contracts, we typically will not de-man those drilling units because we will use the crew to prepare the rig for its next contract. During times of reduced activity, reductions in costs may not be immediate as portions of the crew may be required to prepare rigs for stacking, after which time the crew members are assigned to active rigs or dismissed. In addition, as our drilling units are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. In general, labor costs increase primarily due to higher salary levels and inflation. Equipment maintenance expenses fluctuate depending upon the type of activity the unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are incurred. If we experience increased operating costs without a corresponding increase in earnings, this may have a material adverse effect on our results of operations, financial condition and cash flows.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.
     We have been and may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.
     We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.
Risks Relating to Our Common Stock
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
     Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
A small number of our stockholders effectively control the outcome of matters on which our stockholders are entitled to vote.
     Entities affiliated with Mr. Economou, our Chairman and Chief Executive Officer may be deemed to own, directly or indirectly, approximately 13.9% of our outstanding common stock as of August 31, 2010. While those stockholders have no agreement, arrangement or understanding relating to the voting of their shares of our common stock, they will effectively control the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions. The interests of these stockholders may be different from your interests.
Future sales of our common stock could cause the market price of our common stock to decline.
     The market price of our common stock could decline due to sales, or the announcements of proposed sales, of a large number of common stock in the market, including sales of common stock by our large shareholders, or the perception that these sales could occur. These sales, or the perception that these sales could occur, could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.
     Our amended and restated articles of incorporation authorize our board of directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
There is no guarantee of a continuing public market for you to resell our common stock.
     Our common shares commenced trading on the NASDAQ National Market, now the NASDAQ Global Market, in February 2005. Our common shares now trade on the NASDAQ Global Select Market. We cannot assure you that an active and liquid public market for our common shares will continue. The price of our common stock may be volatile and may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the drybulk shipping industry;

•	market conditions in the drybulk shipping industry and the general state of the securities markets;

•	changes in government regulation;

•	shortfalls in our operating results from levels forecast by securities analysts; and

•	announcements concerning us or our competitors.
     Recently, the trading price of our common stock fell below $5.00. If the market price of our common shares remains below $5.00 per share, under stock exchange rules, our stockholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use our common shares as collateral may depress demand as certain institutional investors are restricted from investing in shares priced below $5.00 and lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.
     You may not be able to sell your shares of our common stock in the future at the price that you paid for them or at all.
Anti-takeover provisions in our organizational documents could make it difficult for our stockholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.
     Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.
     These provisions include:
•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

•	prohibiting stockholder action by written consent;

•	limiting the persons who may call special meetings of stockholders; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.
     Under our stockholders’ rights plan adopted in 2008, amended in 2009 and further amended in 2010, our board of directors declared a dividend of one preferred share purchase right, or a right, to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding common share. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock. The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our existing stockholders prior to the offering.
     Although the Marshall Islands Business Corporation Act does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included provisions regarding such combinations in our articles of incorporation.
     Our articles of incorporation contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•	authorizing our board of directors to issue “blank check” preferred stock without stockholder approval;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the Initial Public Offering.
     For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity. Further, the term “business combination”, when used in reference to us and any “interested shareholder” does not include any transactions for which definitive agreements were entered into prior to the date the articles were filed with the Republic of the Marshall Islands.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
     Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts or present facts or conditions.
     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.
     The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
     In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	our future operating or financial results;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	our ability to obtain financing to fund our capital expenditure obligations for our newbuilding drillships;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	our ability to obtain double hull bunkering tankers given the scarcity of such vessels in general;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our ability to retain our key suppliers and key customers;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of crude oil or refined petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

PER SHARE MARKET PRICE INFORMATION
     The trading market for our common stock is the NASDAQ Global Select Market, on which the shares are listed under the symbol “DRYS.” The following table sets forth the high and low closing prices for our common stock since February 3, 2005, when our common stock began trading on NASDAQ. The high and low closing prices for our common stock for the periods indicated were as follows:

	High	Low
For the Fiscal Year Ended December 31, 2009	$16.58	$2.79
For the Fiscal Year Ended December 31, 2008	$110.74	$3.54
For the Fiscal Year Ended December 31, 2007	$130.97	$16.99
For the Fiscal Year Ended December 31, 2006	$18.01	$8.58
For the Fiscal Year Ended December 31, 2005 (beginning February 3, 2005)	$23.16	$12.16
For the Quarter Ended
June 30, 2010	$6.77	$3.57
March 31, 2010	$6.77	$5.50
December 31, 2009	$7.37	$5.82
September 30, 2009	$7.48	$4.90
June 30, 2009	$10.70	$4.52
March 31, 2009	$16.58	$2.79
December 31, 2008	$35.45	$3.54
September 30, 2008	$79.61	$33.15
June 30, 2008	$110.74	$59.98
March 31, 2008	$87.45	$52.18
December 31, 2007	$130.97	$69.67
September 30, 2007	$91.40	$44.14
June 30, 2007	$43.38	$23.24
March 31, 2007	$23.50	$16.99

For the Month:
September 1 through September 2, 2010	$4.49	$4.40
August 2010	$4.97	$3.96
July 2010	$4.68	$3.42
June 2010	$4.55	$3.57
May 2010	$6.08	$4.55
April 2010	$6.67	$5.78
March 2010	$6.18	$5.38
February 2010	$5.82	$5.27
January 2010	$6.77	$5.50

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceeding five fiscal years and the six months ended June 30, 2010.

	Year Ended December 31,					Six Months
						Ended
(Expressed in thousands of U.S. dollars)	2005	2006	2007	2008	2009	June 30, 2010
Earnings
Pre-tax income from continuing operations	$110,243	54,312	478,325	(341,613)	(12,403)	27,110
Add: Fixed charges	20,668	42,254	53,831	126,073	126,542	75,666

Less: Interest capitalized	—	(110)	(2,597)	(13,058)	(23,476)	(18,703)
Add: Equity in loss of investee	—	—	299	6,893	—	—

Total Earnings	$130,911	96,456	529,858	(221,705)	90,663	84,073

Fixed Charges
Interest expensed and capitalized	$20,124	38,469	51,641	110,225	108,120	70,528
Amortization and write-off of capitalized expenses related to indebtedness	544	3,785	2,190	15,848	18,422	5,138

Total Fixed Charges	$20,668	42,254	53,831	126,073	126,542	75,666

Ratio of Earnings to fixed Charges	6.3x	2.3x	9.8x	—	—	1.1x

CAPITALIZATION
     Each prospectus supplement will include information on the Company’s consolidated capitalization.
USE OF PROCEEDS
     We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by any selling shareholder.
PLAN OF DISTRIBUTION
     We or any selling shareholder may sell or distribute the securities included in this prospectus and any selling shareholder may sell shares of our common stock through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
     In addition, we or any selling shareholder may sell some or all of our securities included in this prospectus, through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans.
     In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
     We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
     Any broker-dealers or other persons acting on our behalf or the behalf of any selling shareholder that participates with us or any selling shareholder in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and any selling shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their Common Shares on the basis of parameters described in such trading plans.
     Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.
     We will bear costs relating to all of the securities being registered under this registration statement. As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.
ENFORCEMENT OF CIVIL LIABILITIES
     DryShips Inc. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
     Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

DESCRIPTION OF CAPITAL STOCK
     For purposes of the description of the Company’s capital stock below, references to “us,” “we” and “our” refer only to DryShips Inc. and not any of our subsidiaries.
Authorized and Outstanding Capital Stock
     Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, of which 294,830,471 shares are issued and outstanding as of August 31, 2010 and 500,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000,000 shares have been designated as Series A Convertible Preferred Stock and 52,238,806 shares are issued and outstanding as of August 31, 2010. All of our shares of stock are in registered form.
Share History
     In October 2004, we issued 15,400,000 shares of our common stock to the Entrepreneurial Spirit Foundation, or the Foundation, as consideration for the contribution to us of all of the issued and outstanding capital stock of six of our subsidiaries. The Foundation is a foundation organized under the laws of Lichtenstein and is controlled by our Chairman and Chief Executive Officer Mr. George Economou. Subsequent to the issuance of the 15,400,000 shares discussed above, 2,772,000 shares of common stock were transferred from the Foundation to Advice Investments S.A., a corporation organized under the Republic of Liberia, all the issued and outstanding capital stock of which is owned by Ms. Elisavet Manola of Athens, Greece, the ex-wife of Mr. Economou. The Foundation transferred 1,848,000 shares of common stock to Magic Management Inc., all of the issued and outstanding capital stock of which is owned by Ms. Rika Vosniadou of Athens, Greece, the ex-wife of Mr. Economou. In February 2005, we issued 14,950,000 shares of common stock in connection with our initial public offering. The net proceeds of the initial public offering were $251.3 million. On February 14, 2006, the Foundation transferred all of its shares to its wholly-owned subsidiary, Elios Investments.
     On May 10, 2006, the company filed its universal shelf registration statement and related prospectus for the issuance of 5,000,000 shares of common stock. From May 2006 through August 2006, 4,650,000 shares of common stock with a par value $0.01 were issued. The net proceeds after underwriting commissions of 2.5% and other issuance fees were $56.5 million.
     Our shareholders voted to adopt a resolution at our annual general shareholders’ meeting on July 11, 2006, which increased the aggregate number of shares of common stock that the Company is authorized to issue from 45,000,000 registered shares with par value of $0.01 to 75,000,000 registered shares with par value $0.01.
     On October 24, 2006, the Company’s Board of Directors agreed to the request of the Company’s major shareholders (Elios Investments Inc., Advice Investments S.A. and Magic Management Inc.) following the declaration of our $0.20 quarterly dividend per share in September 2006, to receive their dividend payment in the form of our common stock in lieu of cash. One of these shareholders, Elios Investments Inc., is controlled by our Chairman and Chief Executive Officer, Mr. George Economou. In addition, the Board of Directors also agreed on that date to the request of a company related to Mr. Economou to accept repayment of the outstanding balance of a seller’s credit in respect of a vessel purchased by us (as discussed in Note 3(e) of our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2006) in shares of our common stock. As a result of the agreement, an aggregate of $3,080,000 in dividends and the seller’s credit together with interest amounting to $3,327,000 were settled with 235,585 and 254,512 shares of our common stock, respectively. The price used as consideration for issuance of the above common stock was equal to the average closing price of our common stock on the NASDAQ Global Select Market over the 8 trading days ended October 24, 2006, which was $13.07 per share.
     In December 2006, we filed a registration statement on Form F-3 on behalf of the Company’s major shareholders registering for resale an aggregate of 15,890,097 shares of our common stock. This registration statement is no longer effective.

     On October 5, 2007, we filed an automatic shelf registration statement on Form F-3ASR (Registration No. 333-146540) for an undetermined amount of securities, including common shares, preferred shares, debt securities, guarantees, warrants, purchase contracts and units. This registration statement expires on October 5, 2010. As a result, on September 3, 2010, we filed a new automatic shelf registration statement, of which this prospectus is a part, for an undetermined amount of securities, including common shares, preferred shares, debt securities, guarantees, warrants, purchase contracts and units. The registration of securities pursuant to the Form F-3ASR (Registration No. 333-146540) is deemed terminated as of September 3, 2010, the effective date of the new automatic shelf registration statement.
     In January 2008, following a special shareholders meeting, we increased the aggregate number of authorized shares of our common stock from 75,000,000 registered shares with par value of $0.01 to 1,000,000,000 registered shares with a par value of $0.01 and increased the aggregate number of authorized shares of preferred stock from 30,000,000 registered shares; par value $0.01 per share to 500,000,000 registered preferred shares with a par value of $0.01 per share.
     In January 2008, we entered into a stockholders rights agreement and declared a dividend of one preferred share purchase right, or a right, to purchase one one-thousandth of our Series A Participating Preferred Stock for each outstanding common share. Each right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $250, subject to adjustment.
     In March 2008, we filed a prospectus supplement relating to the offer and sale of up to 6,000,000 shares of common stock, par value $0.01 per share, pursuant to our controlled equity offering. In May 2008, we issued 1,109,903 shares of common stock pursuant to that prospectus supplement. The net proceeds, after underwriting commissions of 1.75% and other issuance fees, amounted to $101.6 million.
     On April 10, 2008, we issued to Fabiana Services S.A., or Fabiana, 1,000,000 shares of common stock out of the 1,834,055 shares reserved in our 2008 Equity Incentive Plan. Fabiana, a related party entity incorporated in the Marshall Islands, provides the services of the individual who serves in the position of Chief Executive Officer of the Company. The shares vest quarterly in eight equal installments with the first installment of 125,000 shares vesting on May 28, 2008, in accordance with the consultancy agreement with Fabiana.
     On October 2, 2008, our board of directors and compensation committee approved grants in the amount of 9,000 vested shares and 9,000 unvested shares to the non-executive directors of the Company. The unvested shares vest ratably in 12 equal installments over a three year period with the first vesting date being January 1, 2009.
     On October 21, 2008, we filed a prospectus supplement pursuant to our controlled equity offering for the sale of up to 4,940,097 common shares, pursuant to which we sold 2,069,700 shares. The net proceeds of this offering amounted to $41.9 million.
     On November 6, 2008, we filed a prospectus supplement pursuant to our controlled equity offering for the sale of up to 25,000,000 common shares, pursuant to which we sold 24,980,300 shares. The net proceeds of this offering amounted to $167.1 million.
     On January 28, 2009, we entered into an ATM Equity Sales Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, and we filed a related prospectus supplement relating to the offer and sale of up to $500 million of our common shares, pursuant to which we sold 71,265,000 shares through March 26, 2009. The net proceeds of this offering were $370.5 million after commissions.
     On March 12, 2009, we granted to one of our executive officers 70,621 shares of non-vested common stock out of the 1,834,055 shares reserved in our 2008 Equity Incentive Plan. The shares vest in annual instalments of 42,373 and 28,248 shares on March 1, 2010 and 2011, respectively.
     On March 19, 2009, we issued a total of 11,990,405 common shares to the nominees of Central Mare Inc. in connection with the disposal of three newbuilding Capesize vessels.

     On April 2, 2009, we filed a prospectus supplement pursuant to our controlled equity for the sale of the remaining amount of $119,966,000 of common shares. We issued 24,404,595 shares of common stock with par value $0.01 per share. The net proceeds of this offering amounted to $117.0 million after commissions.
     On May 7, 2009, we filed a prospectus supplement pursuant to our ATM Equity Offering Sales Agreement with Merrill Lynch for up to $475 million of common shares, pursuant to which we sold 69,385,000 shares. The net proceeds of this offering amounted to $464.9 million after commissions.
     On July 9, 2009, we entered into an agreement with entities affiliated with our Chairman and Chief Executive Officer to acquire the remaining 25% of the total issued and outstanding capital stock of Ocean Rig UDW. The consideration paid for the 25% interest in Ocean Rig UDW consisted of a one-time $50 million cash payment upon the closing of the transaction, and the issuance of 52,238,806 shares of Series A Convertible Preferred Stock with an aggregate face value of $280 million. The holders of our Series A Convertible Preferred Stock have demand Registration Rights exercisable at any time.
     In November 25, 2009, we issued $460 million aggregate principal amount of our 5.00% Convertible Senior Notes due December 1, 2014 resulting in net proceeds of $447.8 million. Concurrently with that offering, we offered up to 26,100,000 common shares to loan Deutsche Bank AG, London Branch pursuant to a share lending agreement.
     On January 25, 2010 our board of directors and compensation committee approved a bonus in the form of 4,500,000 shares of our common stock with par value $0.01 to be granted to Fabiana for the contribution of our Chief Executive Officer during 2009 as well as for the years 2010, 2011 and 2012. The shares vest over a period of three years, with 1,000,000 shares vesting on the grant date; 1,000,000 shares to vest on each of December 31, 2010 and 2011; and 1,500,000 shares to vest on December 31, 2012.
     On January 25, 2010, we amended our 2008 Equity Incentive Plan to provide that a total of 21,834,055 common shares be reserved for issuance under the 2008 Equity Incentive Plan, as Amended and Restated.
     On April 27, 2010, we issued $240 million aggregate principal amount of our 5.00% Convertible Senior Notes due December 1, 2014 resulting in net proceeds of $237.6 million, after commissions. Concurrently with that offering, we offered up to 10,000,000 common shares to loan to Deutsche Bank AG, London Branch pursuant to a share lending agreement.
     On July 20, 2010, we issued to one of our executive officers 2,000 shares of non-vested common stock and 1,000 shares of vested common stock out of the 21,834,055 common shares reserved under our 2008 Equity Incentive Plan, as Amended and Restated. The shares will vest in annual instalments of 1,000 shares on July 20, 2010, December 31, 2010 and December 31, 2011, respectively.
Description of Common Stock
     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of our Series A Convertible Preferred Stock and any shares of preferred stock which we may issue in the future. Our common stock is listed on the NASDAQ Global Select Market under the symbol “DRYS.”
Description of Preferred Stock
     As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of preferred stock, par value $0.01 per share. On July 15, 2009, we filed a Certificate of Designations of Rights, Preferences and Privileges, or Certificate of Designations, with the Registrar of Corporations of the Republic of the Marshall Islands, whereby we established the Series A Convertible Preferred Stock. Pursuant to the Certificate of Designations, the number of shares constituting the Series A Convertible Preferred Stock is 100,000,000, of which 52,238,806 shares are currently issued and outstanding.
     The Series A Convertible Preferred Stock accrues cumulative dividends on a quarterly basis at an annual rate of 6.75% of the aggregate face value. Dividends are payable in preferred stock or cash, if cash dividends have been declared on common stock. Such accrued dividends are payable in additional shares of preferred stock immediately prior to any conversion.
     Each share of this instrument mandatorily converts into shares of our common stock proportionally, upon the contractual delivery of each of the four newbuilding deepwater drillships, at a premium of 127.5% of the original purchase price. Furthermore, each share of the Series A Convertible Preferred Stock can be converted into shares of the Company’s common stock at any time at the option of the holder at a conversion rate of 1.0:0.7.
     Each share of Series A Convertible Preferred Stock entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Except as otherwise provided in the Certificate of Designations or by law, the holders of shares of Series A Convertible Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of the Company’s shareholders. Except as required by law, holders of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as described above) for taking any corporate action.
     The Series A Convertible Preferred Stock shall rank senior to all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. The Series A Convertible Preferred Stock shall not be redeemable unless upon any liquidation, dissolution or winding up of the Company, or sale of all or substantially all of the Company’s assets, in which case a one-to-one redemption takes place plus any accrued and unpaid dividends.
Our Articles of Incorporation and Bylaws
     Our purpose, as stated in Section B of our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not impose any limitations on the ownership rights of our shareholders.
Directors
     Our directors are elected by a plurality of the votes cast by shareholders entitled to vote in an election. Our Amended and Restated Articles of Incorporation provide that cumulative voting shall not be used to elect directors. Our board of directors must consist of at least three members. The exact number of directors is fixed by a vote of at least 66 2/3% of the entire board. Our Amended and Restated Bylaws provide for a staggered board of directors whereby directors shall be divided into three classes: Class A, Class B and Class C which shall be as nearly equal in number as possible. Shareholders, acting as at a duly constituted meeting, or by unanimous written consent of all shareholders, initially designated directors as Class A, Class B or Class C. The term of our Directors designated Class C directors expires at the 2010 annual meeting of shareholders. The current Class C directors have been nominated for re-election by our board of directors and, pending their election by our shareholders at the 2010 annual meeting of shareholders scheduled to be held on September 6, 2010, will serve until the 2013 annual meeting of shareholders. Class A directors serve for a term expiring at the 2011 annual meeting of shareholders. Directors designated as Class B directors serve for a term expiring at the 2012 annual meeting of shareholders. At annual meetings for each initial term, directors to replace those whose terms expire at such annual meetings will be elected to hold office until the third succeeding annual meeting. Each director serves his respective term of office until his successor has been elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings
     Under our Amended and Restated Bylaws, annual shareholders meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors, chairman of the board or by the president. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.
Dissenters’ Rights of Appraisal and Payment
     Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
     Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Indemnification of Officers and Directors
     Our Amended and Restated Bylaws include a provision that entitles any director or officer of the Corporation to be indemnified by the Corporation upon the same terms, under the same conditions and to the same extent as authorized by the BCA if he acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     We are also authorized to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether the Company would have the power to indemnify such director or officer against such liability by law or under the provisions of our by laws. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
     The indemnification provisions in our Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Provisions of our Charter Documents
     Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock
     Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 500,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. As of the date of this prospectus, we have issued 52,238,806 shares of Series A Convertible Preferred Stock.
Classified Board of Directors
     Our Amended and Restated Articles of Incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.
Election and Removal of Directors
     Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our Amended and Restated Bylaws require shareholders to give advance written notice of nominations for the election of directors. Our Amended and Restated Bylaws also provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the Company. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
     Our Amended and Restated Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the shares of stock represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the BCA.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
     Our Amended and Restated Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Stockholders Rights Agreement
     We entered into a Stockholders Rights Agreement with American Stock Transfer & Trust Company, as Rights Agent, as of January 18, 2008. Under this Agreement, we declared a dividend payable of one preferred share purchase right, or Right, to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock for each outstanding share of our common stock, par value U.S.$0.01 per share. The Right will separate from the common stock and become exercisable after (1) a person or group acquires ownership of 15% or more of the company’s common stock or (2) the 10th business day (or such later date as determined by the company’s board of directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of the company’s common stock. On the distribution date, each holder of a right will be entitled to purchase for $250 (the “Exercise Price”) a fraction (1/1000th) of one share of the company’s preferred stock which has similar economic terms as one share of common stock. If an acquiring person, or an Acquiring Person, acquires more than 15% of the company’s common stock then each holder of a right (except that acquiring person) will be entitled to buy at the exercise price, a number of shares of the company’s common stock which has a market value of twice the exercise price. Any time after the date an Acquiring Person obtains more than 15% of the company’s common stock and before that Acquiring Person acquires more than 50% of the company’s outstanding common stock, the company may exchange each right owned by all other rights holders, in whole or in part, for one share of the company’s common stock. The rights expire on the earliest of (1) February 4, 2018 or (2) the exchange or redemption of the rights as described above. The company can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the company’s common stock. The terms of the rights and the Stockholders Rights Agreement may be amended without the consent of the rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the rights and the Stockholders Rights Agreement may be amended to make changes, which do not adversely affect the rights of the rights holders (other than the Acquiring Person). The rights do not have any voting rights. The rights have the benefit of certain customary anti-dilution protections. As of September 1, 2010, no exercise of any purchase right has occurred.
     On July 9, 2009, the Stockholders Rights Agreement was amended for the sole purpose of amending and restating the definition of Acquiring Person in connection with the issuance of our Series A Convertible Preferred Stock. On April 21, 2010, the Stockholders Rights Agreement was further amended for the sole purpose of amending and restating the definition of Acquiring Person in connection with our offering of up to 26,100,000 common shares to Deutsche Bank AG pursuant to a share lending agreement in connection with the issuance of the 5% Convertible Notes due 2014.
Dividends
     In light of a lower freight rate environment and a highly challenged financing environment, our board of directors, beginning with the fourth quarter of 2008, has suspended our common share dividend. Our dividend policy will be assessed by the board of directors from time to time. The suspension allows us to preserve capital and use the preserved capital to capitalize on market opportunities as they may arise. Until market conditions improve, it is unlikely we will reinstate the payment of dividends. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan agreements, may limit our ability to pay dividends. Further, we may not be permitted to pay dividends if we are in breach of the covenants contained in our loan agreements. In addition, the waivers of our non-compliance with covenants in our loan agreements that we received from our lenders may prohibit us from paying our dividends.
     The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, the terms of the debt securities we offer, the provisions of applicable law affecting the payment of distributions to shareholders and other factors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. The laws governing us and our subsidiaries generally prohibit the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent.
DESCRIPTION OF PREFERRED SHARES
     Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 500,000,000 shares of blank check preferred stock. As of the date of this prospectus, we have issued 52,238,806 shares of Series A Convertible Preferred Stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control.

Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our ordinary shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.
DESCRIPTION OF WARRANTS
     We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
DESCRIPTION OF DEBT SECURITIES
     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
     Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.
     Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.
General
     Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.
     You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.
     Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.
     Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
     Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.
     We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.
Senior Debt
     We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt
     We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).
     In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.
     If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.
     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.
     Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.
     Senior debt means:
•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;
     but senior debt does not include:
•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.
Covenants
Under the terms of the indenture, we covenant, among other things:
•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.
     Any series of offered debt securities may have covenants in addition to or differing from those included in any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures
     Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:
•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

     An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
     There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.
     In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
     Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
     Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
     The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
     A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees
     Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.
Global Securities
     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.
     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.
     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.
     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.
     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.
     Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
     Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.
     In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.
     The Depository Trust Company, or DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation’s or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.
     DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.
     To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.
     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.
     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.
     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.
     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.
     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.
     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.
     DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.
     The 2009 DTCC Board of Directors is composed of 18 directors serving one-year terms. Fourteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA, and the remaining two are the chairman and chief executive officer and the president and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.
     The information in this section concerning DTC, DTCC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS
     We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.
     The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.
DESCRIPTION OF UNITS
     As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:
•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES
     The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*

FINRA filing fee	$	*

Legal fees and expenses	$	*

Accounting fees and expenses	$	*

Printing and engraving expenses	$	*

Transfer agent and registrar fees	$	*

Indenture trustee fees and expenses	$	*

Blue sky fees and expenses	$	*

Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.
LEGAL MATTERS
     The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
     The consolidated financial statements, and the related financial statement schedule of DryShips Inc. and its subsidiaries (the “Company”), incorporated into this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “Annual Report”) and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, except Ocean Rig UDW and its subsidiaries for the year ended December 31, 2009 and Ocean Rig and its subsidiaries, prior to the allocation of the Company’s purchase price to the net assets of Ocean Rig and its subsidiaries for the period May 15, 2008 to December 31, 2008, have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in its reports (which reports: (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference.
     The consolidated financial statements of Ocean Rig UDW and its subsidiaries for the year ended December 31, 2009 (not presented separately in the Company’s Annual Report) and the effectiveness of the internal controls of Ocean Rig UDW and its subsidiaries over financial reporting as of December 31, 2009, have been audited by Ernst & Young AS, independent public accounting firm, as set forth in its reports thereon (which contain an explanatory paragraph regarding substantial doubt about the ability of Ocean Rig UDW and its subsidiaries to continue as a going concern), included therein, and incorporated herein by reference. The consolidated financial statements of Ocean Rig and its subsidiaries, excluding any allocation of the Company’s purchase price to Ocean Rig and its subsidiaries, for the period May 15, 2008 to December 31, 2008 (not presented separately in the Company’s Annual Report), have been audited by Ernst & Young AS, independent registered public accounting firm, as set forth in its report thereon (which contains an explanatory paragraph regarding substantial doubt about the ability of Ocean Rig and its subsidiaries to continue as a going concern), included therein, and incorporated herein by reference.
     Such financial statements of the Company and the related financial statement schedule have been so incorporated in reliance upon the respective reports given upon their authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
     We file annual and special reports within the SEC. You may read and copy any document that we file and obtain copies at the prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and other information regarding issuers that file electronically with the SEC. Our filings are also available on our website at http://www.dryships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
     This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.
Information Incorporated by Reference
     The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:
•	Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on April 9, 2010 which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	The description of our securities contained in our Registration Statement on Form F-1, (File No. 333-122008) as amended, filed with the SEC on January 13, 2005 and any amendment or report filed for the purpose of updating that description.

•	Registration Statement on Form 8-A12B, filed with the SEC on January 18, 2008 and any amendment filed thereto.

•	Report on Form 6-K filed with the SEC on April 15, 2010, as amended by the Report on Form 6-K/A filed with the SEC on April 19, 2010.

•	Report on Form 6-K, filed with the SEC on August 3, 2010.

•	Report on Form 6-K, filed with the SEC on September 3, 2010.

     We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
     You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

DryShips Inc.
Attn: George Economou
80 Kifissias Avenue
Amaroussion GR 151 25
(011) (30) 210 80 90 570
Information provided by the Company
     We will furnish holders of shares of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NASDAQ Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Commission Position on Indemnification for Securities Act Liabilities
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.